Exhibit 10.1
PURCHASE AND SALE AGREEMENT
DATED AS OF MAY 2, 2009
BETWEEN
FORESTAR (USA) REAL ESTATE GROUP INC.,
as Seller
AND
HANCOCK NATURAL RESOURCE GROUP, INC.
as Purchaser

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(ii)

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SCHEDULES AND EXHIBITS

Schedule A	Allocation of Purchase Price

Schedule B	Seller's Knowledge

Exhibit A	Form of Escrow Agreement

Exhibit B	Value Tables

Exhibit C-1	Form of General Assignment and Assumption

Exhibit C-2	Form of Assignment and Assumption of Real Property Leases

Exhibit D-1	Form of Statutory Warranty Deed (Alabama)

Exhibit D-2	Form of Limited Warranty Deed (Georgia)

Exhibit E	Form of Bill of Sale

Exhibit F	Form of Title Affidavits

Exhibit G	Form of Equity Commitment Letter

Exhibit H	Form of Easement

Exhibit I	Form of Letter of Reliance

Exhibit J	Form of Guaranty

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PURCHASE AND SALE AGREEMENT
     THIS IS A PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 2nd day of May, 2009 by and between FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation (“Seller”), and HANCOCK NATURAL RESOURCE GROUP, INC., a Delaware corporation (“Purchaser”).
BACKGROUND STATEMENT
     WHEREAS, Seller is the owner of certain real property located in Alabama and Georgia that it wishes to sell, assign, transfer or convey, together with certain other assets, inventory and rights under certain continuing leases, contracts and other agreements, to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Seller and Purchaser desire to enter into an outright sale of the timber growing, standing and lying on such real property; and
     WHEREAS, Purchaser wishes to acquire and accept such real property, timber and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
PROPERTY; PURCHASE PRICE
     Section 1.1 Agreement to Purchase and Sell. Subject to and in accordance with the terms and provisions of this Agreement, and for the consideration stated herein, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the Property from Seller.
     Section 1.2 Property. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing sell, assign, transfer and convey to Purchaser, and Purchaser shall acquire, assume and accept from Seller, all right, title and interest to the following assets (collectively, the “Property”), free and clear of all Liens other than the Permitted Exceptions:
          (a) Land. The real property held by Seller in fee simple described in Section 1.2(a)(1) of Seller’s Disclosure Letter, together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon and (iii) all other privileges, appurtenances, easements (including the Purchaser Easements in respect thereof) and other rights appertaining thereto other than the Timber (the “Land”), subject to the Permitted Exceptions; provided, however, that Seller reserves for itself and its successors and assigns (y) the Reserved Easements

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described in Section 1.2(a)(2) of Seller’s Disclosure Letter, and (z) the Reserved Mineral Interests and Rights.
          (b) Timber. All timber growing, standing or lying on the Land (the “Timber” and, together with the Land, the “Timberlands”).
          (c) Personal Property. The machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property, owned by Seller at the Effective Time and listed or described in Section 1.2(c) of Seller’s Disclosure Letter (collectively, the “Personal Property”).
          (d) Personal Property Leases. The rights of Seller with respect to the leases in effect at the Effective Time under which Seller is the lessee that relate to any machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property that are used exclusively by Seller in connection with the forest operations conducted on the Timberlands and described in Section 1.2(d) of Seller’s Disclosure Letter (collectively, the “Personal Property Leases”).
          (e) Licenses. To the extent transferable under applicable Law, the rights of Seller under the licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons that are in effect at the Effective Time and are described in Section 1.2(e) of Seller’s Disclosure Letter (collectively, the “Licenses”).
          (f) Assumed Contracts. The rights of Seller under the Contracts in effect at the Effective Time that (i) are described in Section 1.2(f) of Seller’s Disclosure Letter or (ii) that relate solely to the Timberlands or the forest operations conducted on the Timberlands and are entered into prior to the Closing in compliance with Section 7.2, but excluding the rights of Seller under any Ancillary Agreement, Real Property Lease or Personal Property Lease (collectively, the “Assumed Contracts”).
          (g) Real Property Leases. The rights of Seller with respect to the leases in effect at the Effective Time (i) that relate to all or any portion of the Timberlands to which Seller is a lessor and are described in Section 1.2(g) of Seller’s Disclosure Letter, including any lease under which Seller has granted to a third party hunting or other recreational rights with respect to the Timberlands (or, with respect to any recreational lease in respect of the Timberlands listed in Section 1.2(g) of Seller’s Disclosure Letter that expires prior to the Closing Date, any renewals of such recreational lease made in compliance with Section 7.2(c)), (ii) any new recreational lease entered into in compliance with Section 7.2(c) or (iii) under which a Seller is a lessee of facilities related to the forest operations on the Timberlands and listed in Section 1.2(g) of Seller’s Disclosure Letter (collectively, the “Real Property Leases”).
          (h) Assumed Condemnations. The interests of Seller in any Condemnation that exists on the date hereof or that arises between the date of this Agreement and the Closing Date, including the Condemnations listed in Section 1.2(h) of Seller’s Disclosure Letter (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all costs incurred

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by Seller to recover such proceeds) but only to the extent attributable to the Timberlands (collectively, the Condemnations described above, the “Assumed Condemnations”).
                (i) Books and Records. The Books and Records (as defined in Section 7.4).
Unless expressly identified or described in this Section 1.2, no other assets of Seller, including accounts receivable in respect of sales of timber removed from the Timberlands prior to the Closing, shall be included within or constitute the Property.
     Section 1.3 Assumed Liabilities. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article IX, Seller shall at the Closing assign to Purchaser, and Purchaser shall assume from Seller, the liabilities and obligations of Seller under the Personal Property Leases, the Licenses, the Assumed Contracts and the Real Property Leases, to the extent such liabilities and obligations relate to the period of performance commencing on or after the Effective Time (collectively, the “Assumed Liabilities”).
     Section 1.4 Purchase Price; Deposit. The aggregate purchase price payable by Purchaser to Seller in consideration for the Property shall be the sum of One Hundred Twenty Million and No/100 Dollars ($120,000,000.00), subject to adjustment as provided in Section 1.6 (as so adjusted, the “Purchase Price”). The Purchase Price shall be allocated among (a) the Land and its appurtenances (including, without limitation, the Licenses, Assumed Contracts, Real Property Leases and Assumed Condemnations, but excluding the Timber), (b) the Timber (including both Pre-Merchantable Timber and Merchantable Timber), and (c) the Personal Property and Personal Property Leases, as set forth on Schedule A (as such allocation may be adjusted after the Closing by mutual agreement of the Seller and Purchaser to reflect any of the adjustments and substitutions made pursuant to Section 1.6). Simultaneously with the execution and delivery of this Agreement (or, if this Agreement is executed and delivered on a day other than a Business Day, on the first Business Day following the date of this Agreement), Purchaser shall deposit with the Title Company pursuant to the escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”), the sum of One Million and No/100 Dollars ($1,000,000.00) (together with any interest earned thereon, the “Initial Deposit”). Within twelve (12) days following the date of this Agreement, Purchaser shall deposit with the Title Company pursuant to the Escrow Agreement, the sum of Five Million and No/100 Dollars ($5,000,000.00) (together with any interest earned thereon, the “Subsequent Deposit” and, together with the Initial Deposit, the “Deposit”). The Deposit shall either be (i) delivered to Seller at the Closing and applied as a credit towards the Purchase Price or (ii) if the Closing does not occur, disbursed in accordance with Section 11.2.
     Section 1.5 Permitted Exceptions. The Property shall be sold, transferred, assigned and conveyed to Purchaser subject to the following matters (collectively, the “Permitted Exceptions”):
          (a) Restrictions on the ability of Purchaser to build upon or use the Property imposed by any current or future development standards, building or zoning ordinances or any other Law;

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          (b) To the extent a tract included in the Timberlands is bounded or traversed by a river, stream, branch or lake:
               (i) the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;
               (ii) the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;
               (iii) any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and
               (iv) any portion of the Timberlands which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Law;
          (c) To the extent any portion of the Timberlands is bounded or traversed by a public road or maintained right of way, the rights of others (whether owned in fee or by easement) in and to any portion of the Timberlands that lies within such road or maintained right of way;
          (d) Railroad tracks and related facilities, if any (whether owned in fee or by easement), and related railroad easements or railroad rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;
          (e) Any restriction on the use of the Property due to Environmental Laws or conservation easements of record;
          (f) Subject to the apportionment provisions of Section 1.7, all ad valorem property or other Taxes (other than Income Taxes) not yet due and payable in respect of the Property for the Tax period during which the Closing occurs and all subsequent Tax periods, and all other assessments and other charges of any kind or nature imposed upon or levied against or on account of the Property by any Governmental Authority, including any additional or supplemental Taxes that may result from a reassessment of the Timberlands, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable Law;
          (g) Liens for Taxes not yet due and payable;
          (h) Easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts that a current and accurate survey of the Timberlands would disclose other than those which individually or in the aggregate would have a material adverse effect on the use, value or enjoyment of the Timberlands;

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          (i) All reservations by or conveyances to others of any Reserved Mineral Interests and Rights of any kind or character and any leases concerning any of such Reserved Mineral Interests and Rights in, on or under the Timberlands;
          (j) Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;
          (k) Any matter affecting title to the Property that is disclosed in the Completed Title Commitments and is not objected to by Purchaser and any Title Objection that Purchaser has expressly waived or is deemed to have waived pursuant to Section 1.6(c);
          (l) The Reserved Easements granted to or reserved by Seller pursuant to any provision of this Agreement;
          (m) Rights of others under any of the Personal Property Leases, the Licenses, the Assumed Contracts or the Real Property Leases;
          (n) Any claim of lack of access rights to any portion of the Timberlands other than the HBU Compartments where (i) permission to access has been granted verbally or in writing or (ii) Seller has otherwise historically enjoyed access;
          (o) Any Condemnation in respect of the Timberlands;
          (p) Intentionally deleted;
          (q) The Reserved Mineral Interests and Rights; and
          (r) Any easement, covenant, use restriction, zoning restriction, boundary line dispute, encroachment or other third-party right affecting any of the Property not described in items (a) through (q) above and which, individually or in the aggregate, would not have a material adverse effect on the use, value or enjoyment of the Property or any parcel or portion of the Timberlands.
     Section 1.6 Certain Adjustments. The Purchase Price shall be subject to the following adjustments:
          (a) Inventory Verification.
               (i) Notice of Inventory Verification. As promptly as practical after the date hereof, Purchaser will complete its review of the inventory and acreage for the Timberlands. Not later than June 1, 2009, Purchaser may deliver a notice (the “Timber Inventory Notice”) informing Seller that Purchaser’s calculations indicate that the Verified Value (as defined below) is less than 95% of the Target Value (as defined below) (the “Target Threshold”), and including a copy of Purchaser’s calculation of the Verified Value. As used herein (x) “Verified Value” means the value of the Merchantable Timber and Pre-Merchantable Timber located on the Timberlands, in the

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case of Merchantable Timber based on the volume by species and product of the Merchantable Timber on the Property and in the case of Pre-Merchantable Timber based on the applicable age and acres, and in each case based on the value tables set forth in Exhibit B (the “Value Tables”), and (y) “Target Value” means $44,881,726. At Seller’s request, the Parties will meet to review the calculations set forth in the Timber Inventory Notice, and discuss any mutually agreeable adjustment to the Purchase Price. Notwithstanding the foregoing, to the extent that any timber growing, standing or lying on the Timberlands has been harvested during the Timber Adjustment Period, then for all purposes of the inventory verification and the Timber Cruise under this Section 1.6(a), such timber shall be treated as if still standing on the Timberlands (Purchaser acknowledging that it shall be compensated for any Merchantable Timber harvested from the Timberlands during the Timber Adjustment Period pursuant to Section 1.6(b) and Seller acknowledging that any such harvesting of Pre-Merchantable Timber will constitute a breach of Seller’s representation and warranty in Section 5.5(b) or Seller’s covenant in Section 7.2(a)(ii), as applicable). If Seller does not receive the Timber Inventory Notice by June 1, 2009, the Purchase Price shall not be adjusted pursuant to this Section 1.6(a).
               (ii) Timber Cruise. If Purchaser delivers a Timber Inventory Notice and the Parties are unable to agree on an adjustment to the Purchase Price within 10 days thereafter, an independent third party consultant hired by Purchaser and reasonably acceptable to Seller (the “Cruise Consultant”) shall complete a timber cruise of the Property (the “Timber Cruise”) whereby the Cruise Consultant will determine the Verified Value (with the final calculations collectively referred to as the “Timber Cruise Determinations”). The scope of the Timber Cruise shall be planned and designed in a predetermined manner that is satisfactory to both Seller and Purchaser. The Timber Cruise Determinations by the Cruise Consultant shall be final and binding on the Parties. In connection with the Timber Cruise Determinations, the Cruise Consultant shall use the pricing, product, species, age and other specifications set forth in the Value Tables and the scope of the Timber Cruise shall be planned and designed in a manner that is satisfactory to both Seller and Purchaser. The costs and expenses of the Cruise Consultant shall be shared equally by Purchaser and Seller.
               (iii) Post-Closing Adjustment. Seller and Purchaser acknowledge that if Purchaser engages a Cruise Consultant to perform a Timber Cruise, the Timber Cruise Determinations will not be completed prior to the Closing. Therefore, within two (2) Business Days following the receipt of the Timber Cruise Determinations, Seller and Purchaser shall adjust the Purchase Price after the Closing in accordance with the following provisions. If the Cruise Consultant determines that the Verified Value of the Merchantable Timber and Pre-Merchantable Timber is below the Target Threshold, the Purchase Price shall be reduced by the amount of deficiency below the Target Threshold (the “Timber Inventory Credit”) and Seller shall, within two Business Days of such determination, pay the Timber Inventory Credit in cash by wire transfer of immediately available funds to the bank account or accounts designated by Purchaser. In the event that the Cruise Consultant determines that the Verified Value of the Merchantable Timber and Pre-Merchantable Timber is equal to or greater than the Target Threshold but less

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than or equal to 105% of the Target Value (the “Target Ceiling”), there shall be no reduction in the Purchase Price pursuant to this Section 1.6(a). If the Cruise Consultant determines that the Verified Value is greater than the Target Ceiling, the Purchase Price shall be increased by the amount by which the Verified Value exceeds the Target Ceiling, and Purchaser shall, within two (2) Business Days of such determination, pay the amount by which the Verified Value exceeds the Target Ceiling in cash by wire transfer of immediately available funds to the bank account or accounts designated by Seller.
          (b) Timber Harvest Adjustment.
               (i) Within 60 days after the Closing Date, Seller shall provide to Purchaser a harvest report (the “Harvest Report”) certifying (x) the volume, by Merchantable Timber Category, of Merchantable Timber that was actually removed from the Timberlands during the Timber Adjustment Period (the “Harvest Amount”) and (y) the amount of the Adjustment Value, calculated in accordance with Exhibit B, together with such supporting data as Purchaser may reasonably request. Purchaser shall have 30 days from the receipt of the Harvest Report to deliver to Seller written notice (an “Objection Notice”) of any objection to the calculation of any portion of such Harvest Amount or the proposed Adjustment Value, which Objection Notice shall request commencement of the procedure set forth in Section 1.6(b)(ii). If Seller does not receive an Objection Notice prior to the expiration of such 30-day period, Purchaser shall have been deemed to have waived its right to object to Seller’s calculation of any portion of the Harvest Amount or the Proposed Adjustment Value.
               (ii) Within 15 days after receipt of an Objection Notice, Seller shall appoint a Forestry Consultant to act as a consultant with respect to the calculation of the Harvest Amount and the Adjustment Value. During the period following receipt of such Objection Notice, Seller and Purchaser shall negotiate in good faith to reach agreement on the Harvest Amount and the Adjustment Value. If Seller and Purchaser agree on the calculation of such amounts, then such amounts shall become final and binding on the Parties. If Seller and Purchaser are unable to agree on any of the disputed calculations within 30 days after receipt of the Objection Notice, the Parties shall refer outstanding matters relating to the calculation of the Harvest Amount and the Adjustment Value to the Forestry Consultant and each Party will, at a mutually agreed time within three days after referral of the matter to the Forestry Consultant, simultaneously submit to the Forestry Consultant their respective calculations of the disputed portions of the Harvest Amount and the Adjustment Value and any necessary supporting documentation. Within 30 days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the Harvest Amount and the Adjustment Value, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
               (iii) Upon a final determination of the Harvest Amount and the Adjustment Value, the Purchase Price shall be reduced by the greater of (A) the amount

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of the Adjustment Value as determined in accordance with the provisions of Exhibit B, and (B) the actual proceeds realized by Seller from the sale of the Harvest Amount. Any such payment will be made within two Business Days by wire transfer of immediately available funds to an account or accounts designated by Purchaser.
               (iv) If Seller harvests any Timber on the Timberlands during the Timber Adjustment Period, the Parties will meet at least three Business Days prior to the Closing and agree on a preliminary adjustment. Each Party agrees to act reasonably in discussing any proposed adjustment, but if they fail to agree on a preliminary adjustment they will proceed to the Closing, subject to a complete adjustment post-Closing pursuant to the above provisions of this Section 1.6(b). The Purchase Price paid at the Closing will reflect such preliminary adjustment. Any payment made pursuant to clause (iii) above will be adjusted to reflect any such preliminary adjustment.
          (c) Title Objections.
               (i) Title Objection Procedure. Purchaser shall have until the later of: (A) May 25, 2009, or (B) the twenty-fifth (25th) day after the date on which a Completed Title Commitment is made available to Purchaser (in each case, the “Title Objection Period”) to deliver to Seller written notice of any objection to matters reflected in such Completed Title Commitment, which in Purchaser’s commercially reasonable judgment, would either constitute a title defect or would materially adversely affect the use, value or enjoyment of any parcel or portion of the Timberlands (each, a “Title Objection” and collectively, the “Title Objections”). Notwithstanding the foregoing, Purchaser shall have no right to object to any Permitted Exception pursuant to this Section 1.6(c) and, for the purposes of this Agreement, such items will not be considered Title Objections. A Completed Title Commitment shall be deemed to have been made available to Purchaser when it is posted to the online data repository established and maintained by the Title Company for such purpose, and the Title Objection Period shall commence with respect to such Completed Title Commitment on the day following the day notice of such posting has been given by Seller or the Title Company to Purchaser by email at the email addresses set forth in Section 12.1. Upon the receipt of Title Objections to a Completed Title Commitment, Seller may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and Seller shall notify Purchaser in writing within ten (10) days after receipt of the Title Objections with respect to such Completed Title Commitment whether Seller elects to cure the same. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Title Objections. Any Title Objection shall be deemed to be cured if Seller causes the Title Company to issue a Title Policy for the affected Timberlands affirmatively insuring over, or not raising as an exception to the Title Policy, such Title Objection (provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Purchaser shall not be required to accept affirmative title insurance coverage as a cure for a Title Objection for access to HBU Compartments unless the HBU Compartment either (i) directly abuts a publicly maintained right of way or (ii) has direct recorded easement access to a publicly maintained right of way pursuant to a recorded easement satisfactory to Purchaser and which is affirmatively insured by the Title

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Company). Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Timberlands evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) (“Monetary Liens”) created as a result of the acts or omissions of Seller or its Affiliates. If Seller does not receive written notice of the Title Objections for any objection to matters reflected in a particular Completed Title Commitment on or before the expiration of the relevant Title Objection Period, Purchaser shall be deemed to have waived its right to object to any and all matters reflected in such Completed Title Commitment and Purchaser shall be deemed to accept title to the Timberlands encompassed within such Completed Title Commitment subject to such matters. Any such Title Objection waived (or deemed waived) by Purchaser shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of the Purchase Price.
               (ii) Remedy for Title Failure. In the event of any Title Failure, Purchaser’s sole remedy, subject to the post-Closing cure provisions of Section 1.6(c)(v) and the Substitute Timberlands provisions of Section 1.6(f), with respect to any such Title Failure shall be to adjust the Purchase Price by the fair market value of such Timberlands as determined in accordance with the provisions of Exhibit B and the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such Title Failure excluded from the Timberlands to be conveyed to Purchaser (a “Title Failure Carveout”). Notwithstanding the foregoing, each Title Failure Carveout in which Seller has an interest shall contain at least 40 acres and provide Seller with reasonable access to such Title Failure Carveout.
               (iii) Remedy for Title Objection. In the event Seller elects or is deemed to have elected not to cure any Title Objection (other than Monetary Liens or Title Failures), then Purchaser shall elect, by written notice delivered to Seller before the Closing Date, either (A) to waive such Title Objection and acquire at the Closing the portion of the Timberlands subject to such uncured Title Objection without adjustment to the Purchase Price, in which event such Title Objection shall become a Permitted Exception, or (B) exclude from the Timberlands to be conveyed to Purchaser the portion of the Timberlands subject to such uncured Title Objection (a “Title Objection Carveout”). Failure by Purchaser to timely deliver such notice of its election shall be deemed a waiver of such Title Objection pursuant to clause (A). If Purchaser elects to make a Title Objection Carevout pursuant to clause (B), then the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such uncured Title Objections excluded from the Timberlands to be conveyed to Purchaser, subject to the post-Closing cure provisions of Section 1.6(c)(v) and the Substitute Timberlands provisions of Section 1.6(f); provided, however, that each Title Objection Carveout with respect to a Title Objection affecting a portion or portions of the Timberlands shall contain at least 40 acres and provide Seller with reasonable access to such Title Objection Carveout.
               (iv) FMV Calculation. The fair market value of any portion of the Timberlands subject to any Title Failure Carveout or Title Objection Carveout shall be

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calculated in accordance with Exhibit B. At the Closing, the Purchase Price shall be reduced by an amount equal to the aggregate fair market value of the Timberlands subject to such Title Failure Carveouts or Title Objection Carveouts, if any, as calculated in accordance with this Section 1.6(c)(iv).
               (v) Post-Closing Cure. For a period of thirty (30) days from and after the Closing Date, Seller, at its option, may require Purchaser to accept title to any Title Failure Carveout or Title Objection Carveout (subject to the Permitted Exceptions affecting such Title Failure Carveout or Title Objection Carveout) for which Seller has cured or caused to be cured (A) all title defects affecting such Title Failure Carveout or (B) Title Objections affecting such Title Objection Carveout, and provided, however, that Seller delivers to Purchaser an updated Completed Title Commitment for such Property issued by the Title Company in a form reasonably acceptable to Purchaser. If Seller elects to transfer to Purchaser title to any Title Failure Carveout or Title Objection Carveout pursuant to this Section 1.6(c)(v), then (1) Seller shall convey such Title Failure Carveout or Title Objection Carveout to Purchaser pursuant to an instrument of conveyance described in Section 2.2(a)(iv), subject to the Permitted Exceptions, and (2) Purchaser shall pay Seller an amount in cash equal to the reduction in the Purchase Price for such Property that Purchaser received at the Closing. Any payment by Purchaser for the conveyance of any Title Failure Carveout or Title Objection Carveout shall be made, upon the transfer of such Title Failure Carveout or Title Objection Carveout from Seller to Purchaser, by wire transfer of immediately available funds to a bank account designated by Seller. Purchaser and its Affiliates shall cooperate in any effort that may be necessary for Seller to transfer title to any Title Failure Carveout or Title Objection Carveout or to establish, vest or confirm title to any Title Failure Carveout or Title Objection Carveout in Purchaser, including executing all documents pertaining to the Title Failure Carveout or Title Objection Carveout as are reasonably requested by Seller. Any sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest, transfer or other similar Taxes related to the conveyance to Purchaser of any Title Failure Carveout or Title Objection Carveout pursuant to this Section 1.6(c)(v) shall be payable as Transfer Taxes in accordance with Section 2.3. From and after the Closing, the portion of the Timberlands not conveyed to Purchaser pursuant to Title Failure Carveouts and Title Objection Carveouts, if any, shall no longer constitute part of the Timberlands for any purpose of this Agreement other than this Section 1.6(c)(v); provided, however, if any portion of such Timberlands is subsequently conveyed to Purchaser pursuant to this Section 1.6(c)(v), such portion shall thereafter constitute part of the Timberlands for all purposes of this Agreement.
          (d) Casualty Loss.
               (i) Notification of Casualty Loss. From the date of this Agreement until the Closing Date, Seller shall promptly give notice to Purchaser upon obtaining Seller’s Knowledge of any Casualty Loss occurring during the Timber Adjustment Period, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Seller, resulting from such Casualty Loss. Purchaser shall have until the thirtieth (30th) day after the Closing Date to deliver to

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Seller written notice of any Casualty Loss that occurred during the Timber Adjustment Period but was not identified by Seller in accordance with the previous sentence of this Section 1.6(d)(i), together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Purchaser, resulting from such Casualty Loss. If Seller does not receive notice of such Casualty Loss from Purchaser prior to the expiration of such 30-day period, Purchaser shall be deemed to have waived its rights to receive an adjustment to the Purchase Price in respect of any such Casualty Loss pursuant to this Section 1.6(d), apart from any adjustment to the Purchase Price for any portion of such Casualty Loss that was identified by Seller prior to the Closing pursuant to the first sentence of this Section 1.6(d)(i), and Purchaser shall be deemed to accept the Timberlands subject to such Casualty Loss.
               (ii) Adjustment for Casualty Loss. If the aggregate fair market value, based on the values set forth on Exhibit B (but taking into account the salvage value of any damaged timber), of damaged or lost timber resulting from Casualty Losses identified in accordance with Section 1.6(d)(i) exceeds $300,000 (the “Casualty Loss Basket”), the Purchase Price shall be reduced by such amount, subject to the Substitute Timberlands provisions of Section 1.6(f). If Purchaser objects to any of Seller’s calculations of the fair market value based on Exhibit B of the damaged or lost timber resulting from a Casualty Loss made by Seller prior to the Closing pursuant to Section 1.6(d)(i) or if Seller objects to any calculation of the fair market value based on Exhibit B of the damaged or lost timber resulting from a Casualty Loss made by Purchaser post-Closing pursuant to Section 1.6(d)(i), Seller and Purchaser shall negotiate in good faith to determine by mutual agreement the calculation of the fair market value of the damaged or lost timber in accordance with Section 1.6(d)(iv). If Seller and Purchaser agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Purchaser are unable to agree on the amount of such value within thirty (30) days of Purchaser’s delivery of a notice of objection to Seller’s pre-Closing calculation or Seller’s delivery of a notice of objection to Purchaser’s post-Closing calculation, Seller and Purchaser will refer the matter to a Forestry Consultant, and each will, at a mutually agreed time within three days after such referral, simultaneously submit to the Forestry Consultant their respective calculations of the fair market value of such damaged or lost timber based on the specifications and values set forth in Exhibit B. Within thirty (30) days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost timber in accordance with this Section 1.6(d) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost timber based on the specifications and values set forth in Exhibit B, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
               (iii) Casualty Loss with FMV of less than the Casualty Loss Basket. If it is determined in accordance with this Section 1.6(d) that the damaged or lost timber in connection with Casualty Losses identified in accordance with Section 1.6(d)(i) on the Timberlands has an aggregate fair market value of less than the Casualty Loss Basket,

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Purchaser shall be deemed to accept such Timberlands (and the timber thereon) in its condition as of the Closing Date, with no reduction in the Purchase Price.
               (iv) Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, the fair market value for damaged or lost timber shall be deemed to equal the value of the timber, determined in accordance with Exhibit B, net of the salvage value of such timber to Purchaser after deducting the cost of harvesting and delivering such timber.
          (e) Environmental Objections.
               (i) Environmental Objection Procedure. Purchaser acknowledges that Seller has delivered to Purchaser the Phase I Reports as described in Section 8.3. Purchaser shall have until May 25, 2009 (the “Environmental Review Period”) (A) to review the Phase I Reports, and (B) to deliver to Seller written notice of the existence of a REC on any portion of the Timberlands (Purchaser acknowledging that its objection rights under this Section 1.6(e) are limited solely to the presence on the Timberlands of RECs).
               (ii) Remedy for Environmental Objection. In the event of the presence of any REC, Purchaser’s sole remedy, subject to the Substitute Timberlands provisions of Section 1.6(f), with respect to any such REC, shall be to adjust the Purchase Price as described in Section 1.6(e)(iii) and the Parties shall proceed to the Closing with those portions of the Timberlands that are subject to such REC excluded from the Timberlands to be conveyed to Purchaser (an “Environmental Carveout”). Notwithstanding the foregoing, each Environmental Carveout in which Seller has an interest shall contain at least 40 acres and provide Seller with reasonable access to such Environmental Carveout.
               (iii) FMV Calculation. The fair market value of any portion of the Timberlands subject to any Environmental Carveout shall be calculated in accordance with Exhibit B. At the Closing, the Purchase Price shall be reduced by an amount equal to the aggregate fair market value of the Timberlands subject to such Environmental Carveouts, if any, as calculated in accordance with this Section 1.6(e)(iii).
          (f) Substitute Timberlands.
               (i) Substitute Timberlands Notice. With respect to any Title Failure Carveouts, Title Objection Carveouts, Casualty Loss in excess of the Casualty Loss Basket, and Environmental Carveouts, Seller shall have the right to deliver notice to Purchaser at least five Business Days before the Closing of Seller’s intent to offer Substitute Timberlands to Purchaser in the place of all or a portion of such affected portions of the Timberlands (the “Substitute Timberlands Notice”). “Substitute Timberlands” shall be timberlands owned by Seller that are (A) not otherwise subject to this Agreement, (B) within the same geographical region as the affected portion of the Timberlands, (C) reasonably comparable to the affected portion of the Timberlands in

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acreage and timber composition and (D) approved by Purchaser in its sole discretion. The Substitute Timberlands Notice shall include the identity of the affected portion of the Timberlands with respect to which Seller is offering Substitute Timberlands, and the location of the proposed Substitute Timberlands.
               (ii) Holdback. If Seller delivers a Substitute Timberlands Notice, the Closing shall proceed as otherwise required, subject to the following: (A) the applicable Title Failure Carveouts, Title Objection Carveouts, and Environmental Carveouts specified by Seller shall be excluded from the Timberlands conveyed at the Closing; (B) any applicable Timberlands affected by a Casualty Loss and with respect to which Seller offers Substitute Timberlands shall be excluded from the Timberlands conveyed at the Closing (a “Casualty Carveout”), and the Purchase Price shall be reduced by the fair market value of such Timberlands calculated in accordance with Exhibit B (and not reduced by the fair market value of the lost or damaged timber, notwithstanding Section 1.6(d)(ii)); and (C) the aggregate amount by which the Purchase Price is reduced due to the applicable carveouts from the Timberlands (the “Holdback Amount”) shall be held by the Title Company in escrow pursuant to the Escrow Agreement until the resolution of the Substitute Timberlands procedures described in this Section 1.6(f). Any portion of the Timberlands not conveyed at the Closing as provided above is referred to herein as a “Carveout”.
               (iii) Due Diligence. Within 14 days after receipt of a Substitute Timberlands Notice, Purchaser shall notify Seller as to whether the proposed Substitute Timberlands are acceptable to Purchaser, subject to completion of Purchaser’s environmental and title review as described below, completion of Purchaser’s review of the timber inventory and receipt and review of any required updates to Seller’s Disclosure Letter relating to such Substitute Timberlands (with any notice accepting the proposed Substitute Timberlands referred to as a “Purchaser Acceptance Notice”). Seller shall be responsible for delivering a Completed Title Commitment and Phase I Report and any proposed update to Seller’s Disclosure Letter to Purchaser with respect to the Substitute Timberlands within sixty (60) days following receipt of the applicable Purchaser Acceptance Notice. In addition, Seller shall be entitled to update Seller’s Disclosure Letter to reflect the deletion of the Carveouts from the Timberlands and the addition of such Substitute Timberlands to the Timberlands. Purchaser shall have until the latest of (A) twenty (20) days following receipt of the Completed Title Commitment, (B) twenty (20) days following receipt of the Phase I Report, and (C) thirty (30) days following the Closing (the “Substitute Due Diligence Period”) to (1) deliver to Seller written notice of any objection to matters other than the Permitted Exceptions reflected in such Completed Title Commitment, which in Purchaser’s commercially reasonable judgment, would either constitute a title defect or would materially adversely affect the use, value or enjoyment of any parcel or portion of the Timberlands (each, a “Substitute Title Objection” and collectively, the “Substitute Title Objections”), and (2) deliver to Seller written notice of any REC on the Substitute Timberlands (“Substitute Environmental Objections”). Seller shall respond within ten (10) days following its receipt of the Substitute Title Objections or Substitute Environmental Objections whether Seller shall cure such Substitute Title Objections or Substitute Environmental Objections

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before the Substitute Closing. Failure by Seller to respond to such notice shall be deemed an election not to cure such Substitute Title Objections or Substitute Environmental Objections. If Purchaser rejects any proposed Substitute Timberlands, then Seller shall have the right to propose additional Substitute Timberlands, subject to the process described above. The Substitute Timberlands shall be subject to inventory verification in accordance with Section 1.6(a) and the Timber Harvest Adjustment pursuant to Section 1.6(b).
               (iv) Purchaser’s Election. If Purchaser has not delivered notice of Substitute Title Objections or Substitute Environmental Objections before the expiration of the Substitute Due Diligence Period, or if Seller agrees to cure such Substitute Title Objections and Substitute Environmental Objections, and if Purchaser does not reject the Substitute Timberlands based on the timber inventory or the proposed updates to Seller’s Disclosure Letter before the end of the Substitute Due Diligence Period, the “Substitute Closing” shall occur with respect to all such Substitute Timberlands on a date determined by Purchaser and Seller but in no event later than fifteen (15) days following the expiration of the Substitute Due Diligence Period. If Purchaser receives actual or deemed notice that Seller will not cure any Substitute Title Objections or Substitute Environmental Objections, then at Purchaser’s sole election, Purchaser may either (A) waive such uncured objection and accept title to the affected portion of the Substitute Timberlands at the Substitute Closing, or (B) exclude the affected portion of the Substitute Timberlands from the Substitute Timberlands conveyed at the Substitute Closing and receive from the Title Company such portion of the Holdback Amount as corresponds to the fair market value, determined in accordance with Exhibit B, of the excluded portion of the Substitute Timberlands.
               (v) Substitute Closing. At the Substitute Closing, Seller shall convey to Purchaser title to the Substitute Timberlands by limited or special warranty deed, consistent with the forms of the Deeds delivered at the Closing, together with all easements and appurtenances thereto, and Purchaser shall instruct the Title Company to release to Seller the Holdback Amount allocable to such Substitute Timberlands in consideration therefor. Seller shall assign, and Purchaser shall assume, all post-transfer rights and obligations under all contracts, permits and licenses affecting the Substitute Timberlands, and Purchaser and Seller shall equitably apportion all income and expenses with respect to the Substitute Timberlands as of the date of the Substitute Closing. Seller and Purchaser shall execute and deliver at the Substitute Closing such affidavits and other instruments as are reasonably necessary to accomplish the purposes of this Section 1.6(f). Upon completion of the Substitute Closing the Substitute Timberlands shall constitute part of the Timberlands for all purposes of this Agreement.
     Section 1.7 Apportionments. Except as provided in Section 2.3 and Section 7.7, the following shall be apportioned between Purchaser and Seller as of the Effective Time (on a per diem basis) with the Closing Date being allocated to Purchaser: (i) rents due from Seller under Personal Property Leases; (ii) property and other non-Income Taxes and assessments in respect of the Property with respect to the Tax period in which the Effective Time occurs; (iii) revenue from the Real Property Leases, including hunting and other recreational lease revenue; and (iv)

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payments, applying to the period beginning at the Effective Time, made by Seller in respect of any Personal Property Lease or Assumed Contract (collectively, “Apportionments”). Not later than sixty (60) days after the Closing Date, Seller and Purchaser shall determine the Apportionments, and the Purchase Price shall be increased or decreased, as applicable, by the aggregate amount of such Apportionments, except where any applicable Tax rates have not been fixed or the value assessments have not been made and finally determined with respect to all of the Timberlands for the applicable Tax periods in which the Effective Time occurs (Purchaser acknowledging that Seller has instituted or may, at its option, institute before the Closing protests of certain Taxes pursuant to certain Assumed Contracts, the final resolution of which protests may occur after the Closing) in which case the Apportionments will be completed promptly after resolution of the applicable issues. Any adjustment to be made pursuant to this Section 1.7 shall be made no later than three Business Days following the determination of the aggregate amount of the Apportionments. Seller and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 1.7. Except for the adjustment set forth above, there shall not be any proration of property Taxes or other non-Income Taxes and assessments and, as between Purchaser and Seller, Purchaser agrees that Purchaser shall be solely responsible for all such property Taxes and other non-Income Taxes and assessments due and payable in respect of the Property for full or partial tax periods beginning after the Closing. If Seller and Purchaser cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 7.5.
     Section 1.8 Waiver Regarding Reserved Mineral Interests. In accordance with Section 1.2(a) and the Deeds, Seller is reserving the Reserved Mineral Interests and Rights, provided, however, that (a) Seller shall not reserve any Surface Rights and may obtain Surface Rights only with the consent of the surface estate owner, (b) Seller hereby expressly waives any right to any Surface Rights and (c) Seller shall be responsible for any damage to the surface (including any subsurface damage that affects the surface of the Timberlands), all as provided in the Deeds.
ARTICLE II
CLOSING
     Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article IX, at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, Atlanta, Georgia 30309, at 9:00 a.m., local time, on or as of the fifth day following the date on which all of the conditions set forth in Article IX have been satisfied, or waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”), provided, that in no event shall the Closing Date occur prior to forty-five (45) days after the date hereof. Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the

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Closing Date to occur on or before June 16, 2009. Except as specifically provided herein, time is of the essence for this Agreement for all purposes.
     Section 2.2 Closing Deliveries.
          (a) Closing Deliveries by Seller. Seller shall deliver the following items to Purchaser at the Closing:
               (i) a certificate from an officer of Seller attesting to the matters set forth in Sections 9.2(b) and 9.2(c);
               (ii) duly executed counterparts of the assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Personal Property Leases, the Assumed Contracts, the Licenses and the Assumed Condemnations, substantially in the form of Exhibit C-1 (the “General Assignment and Assumption”);
               (iii) duly executed counterparts of assignment and assumption agreements under which Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Real Property Leases in each case substantially in the form of Exhibit C-2 (each, an “Assignment and Assumption of Real Property Leases”);
               (iv) duly executed limited or special warranty deeds (or their local equivalent), warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Exceptions, in each case substantially in the form of Exhibit D-1 (Alabama) or Exhibit D-2 (Georgia), as applicable, and such other Conveyance Instruments as are reasonably necessary to vest in Purchaser title to the Timberlands and the Purchaser Easements in respect thereof, excluding the Reserved Mineral Interests and Rights in respect thereof (collectively, the “Deeds”);
               (v) a bill of sale with respect to the Personal Property, substantially in the form of Exhibit E;
               (vi) an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;
               (vii) such title affidavits as are reasonably requested by the Title Company, substantially in the form of Exhibit F;
               (viii) an affidavit of Georgia residence with respect to Seller, as required by O.C.G.A. § 48-7-128;
               (ix) releases of all Monetary Liens on the Property;
               (x) Letter of Reliance by SLR Corporation in favor of Purchaser, in the form of Exhibit I hereto (the “Letter of Reliance”);

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               (xi) one or more easements substantially in the form of Exhibit H hereto, to the extent necessary to evidence the right of Purchaser, or such other Persons as shall be designated by Purchaser, to use the Purchaser Easements;
               (xii) a guaranty executed by Seller’s parent, Forestar Group Inc., a Delaware corporation, in the form of Exhibit J hereto (the “Forestar Guaranty”);
               (xiii) delivery of possession of the Property at the Closing, subject to the Permitted Exceptions;
               (xiv) releases of the Property (collectively, the “Timber Releases”) from all timber harvesting and supply agreements between Seller and TIN Inc.; and (ii) that certain Per Unit Timber Contract dated as of August 25, 2008, between Canal Wood LLC and Seller; and
               (xv) such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Purchaser the Property in accordance with the terms hereof.
          (b) Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items to Seller:
               (i) the Purchase Price;
               (ii) certificates of a duly authorized officer of Purchaser attesting to the matters set forth in Sections 9.3(b) and 9.3(c);
               (iii) duly executed counterparts of the General Assignment and Assumption and the Assignment and Assumption of Real Property Leases;
               (iv) any Conveyance Instruments in respect of the Property to which Purchaser is a party;
               (v) one or more easements substantially in the form of Exhibit H hereto, to the extent necessary to evidence the right of Seller, or such other Persons as shall be designated by Seller, to use the Reserved Easements; and
               (vi) all such other instruments of assumption necessary, in the reasonable opinion of Seller, for Purchaser to assume the Assumed Liabilities.
          (c) Other Closing Deliveries. The Parties shall each execute and deliver such other and further certificates, assurances and documents as may reasonably be required by the other Parties in connection with the consummation of the transactions contemplated by this Agreement.

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     Section 2.3 Costs and Expenses. Each Party shall be responsible for its own attorneys’ fees and expenses. Seller shall prepare the Deeds at Seller’s expense. Purchaser shall pay all other costs associated with filing any documents, including the Deeds, to be recorded. Purchaser shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Property that in either case may become due and payable after the Effective Time caused by any action or inaction of Purchaser with respect to the removal of the Property after the Effective Time from their present classifications, including failure of Purchaser to apply for any continuation of their present classifications, or changes in use after the Effective Time. Seller shall be responsible for and shall pay, or reimburse Purchaser for, any roll-back Taxes that may become due and payable caused by any action or inaction of Seller (other than conveying title to the Property to Purchaser) with respect to the removal of the Property from their present classifications before the Effective Time. Purchaser and Seller shall each bear one-half of all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Property from Seller to Purchaser arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Taxing Authority. All other costs shall be paid by the Party incurring such costs.
ARTICLE III
ACKNOWLEDGEMENTS BY PURCHASER
     Section 3.1 Disclaimer of Certain Representations. Purchaser acknowledges that, except as is specifically set forth in this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II, Seller has not made, does not make and has not authorized anyone else to make, any representation, warranty or promise of any kind, including as to: (i) the existence or non-existence of access to or from the Timberlands or any portion thereof; (ii) the location of the Timberlands or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Timberlands; (iv) the number of acres or square footage in the Timberlands; (v) the present or future physical condition or suitability of the Property for any purpose; (vi) the actual amount and type of timber on the Timberlands, if any; or (vii) any other matter or thing affecting or relating to the Property or this Agreement.
     Section 3.2 General Disclaimers. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS AND THE OTHER CONVEYANCE INSTRUMENTS REFERRED TO IN ARTICLE II: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH

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OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE TIMBERLANDS OR FROM THE SALE OF THE TIMBERLANDS, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS AND THE OTHER CONVEYANCE INSTRUMENTS REFERRED TO IN ARTICLE II.
     Section 3.3 Waiver and Release. UPON THE CLOSING, SUBJECT TO ARTICLE X, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, SUBJECT TO ARTICLE X PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT, SUBJECT TO ARTICLE X, SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE TIMBERLANDS BE REQUIRED AFTER THE CLOSING, SUCH INVESTIGATION, CLEAN-UP, REMOVAL, CORRECTIVE ACTION OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.
     Section 3.4 No Reliance. Purchaser acknowledges that, except as provided in this Agreement or Seller’s Disclosure Letter, any materials provided to it, including any cost or other estimates, projections, acreage, and timber information, the Confidential Information Memorandum dated March 2009, any management presentations and any materials and information provided on data disks or in any on-line data rooms, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by Purchaser.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AS TO STATUS
     Except as otherwise disclosed to Purchaser in the disclosure letter (“Seller’s Disclosure Letter”) delivered to Purchaser by Seller on the date of this Agreement (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date of this Agreement), but subject to Section 7.8 of this Agreement, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
     Section 4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.
     Section 4.2 Qualification. Seller is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
     Section 4.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 4.4 No Violation. The execution, delivery or performance of this Agreement by Seller will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (ii) any Contract to which Seller is a party or by which any of its assets are bound; (iii) any Law applicable to Seller or any of the Timberlands; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the Timberlands is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.

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     Section 4.5 Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described in Section 4.5 of Seller’s Disclosure Letter and (ii) those which (A) have been obtained, or (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
     Section 4.6 Litigation.
          (a) Pending Matters. Except as set forth in Section 4.6(a) of Seller’s Disclosure Letter, there are no pending Claims or, to Seller’s Knowledge, threatened Claims that (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (B) affect or relate to any of the Property, and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
          (b) Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Timberlands) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     Section 4.7 Taxes. Except for such Liens as are reflected in the Title Commitments, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any Tax. All material Taxes related to the Property required to be withheld and paid have been timely withheld and paid, except for (i) such Taxes the failure to pay which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (ii) any Taxes being contested in good faith and listed in Section 4.7 of Seller’s Disclosure Letter.
     Section 4.8 Contracts. Section 4.8 of Seller’s Disclosure Letter contains a list, and Seller has made available to Purchaser copies, of: (i) each Assumed Contract and Personal Property Lease that is in effect on the date of this Agreement; (ii) the Real Property Leases in effect on the date of this Agreement; (iii) the Licenses in effect on the date of this Agreement; and (iv) each material amendment, supplement, and modification in respect of any of the foregoing in effect on the date of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED
TO THE PROPERTY

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     Except as otherwise disclosed to Purchaser in Seller’s Disclosure Letter delivered to Purchaser by Seller on the date of this Agreement (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date of this Agreement), but subject to Section 7.8 of this Agreement, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
     Section 5.1 Compliance with Laws. Seller holds, and Section 5.1 of Seller’s Disclosure Letter lists, all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority that are necessary to conduct operations on the Timberlands as presently conducted, except for those licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights the failure to hold which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Seller is presently operating the Timberlands in substantial compliance with applicable Laws, other than Environmental Laws, which are expressly excluded from this Section 5.1, and except for those violations, if any, that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     Section 5.2 Condemnations. Except as described in Section 1.2(g) of Seller’s Disclosure Letter, there are no Condemnations as of the date hereof and no Condemnations have been concluded between January 1, 2009 and the date hereof.
     Section 5.3 Assumed Contracts, Personal Property Leases, Licenses and Real Property Leases. Except as described in Section 5.3 of Seller’s Disclosure Letter, with respect to each Assumed Contract, Personal Property Lease, License and Real Property Lease, or except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment of the Timberlands or any material portion thereof in accordance with the terms of such Assumed Contract, Personal Property Lease, License or Real Property Lease: (i) such Assumed Contract, Personal Property Lease, License or Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Assumed Contract, Personal Property Lease, License or Real Property Lease, or otherwise cause such Assumed Contract, Personal Property Lease, License or Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Assumed Contract, Personal Property Lease, License or Real Property Lease is in breach or default under such Assumed Contract, Personal Property Lease, License or Real Property Lease; and (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default by Seller or, to Seller’s Knowledge, by any other party, under such Assumed Contract, Personal Property Lease, License or Real Property Lease or permit the termination, modification or acceleration of rent under such Assumed Contract, Personal Property Lease, License or Real Property Lease.
     Section 5.4 Ownership of Personal Property. Seller has title to all of the Personal Property, free and clear of any Liens, except for encumbrances that in the aggregate are not

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substantial in amount, do not materially detract from the value of the assets subject thereto, and do not materially interfere with the present use thereof.
     Section 5.5 Replanting; Harvest; Conveyed Interests.
          (a) Seller has replanted all portions of the Timberlands that were clearcut, cleancut, or materially damaged on or after January 1, 2008, substantially consistent with Seller’s past practices.
          (b) Since January 1, 2009 to the date of this Agreement Seller has not harvested any Pre-Merchantable Timber on any of the Timberlands.
          (c) Since the applicable effective date stated in each applicable Completed Title Commitment to the date of this Agreement, Seller has not leased or otherwise conveyed any interest in the Reserved Mineral Interests and Rights.
     Section 5.6 Matters Relating to the Environmental Condition of the Timberlands. Seller has made available to Purchaser complete and correct copies of all of the Environmental Reports, subject to the provisions of Section 8.3. Except as described in Section 5.6 of Seller’s Disclosure Letter or as set forth in the Environmental Reports, (i) to Seller’s Knowledge, there is no condition existing on the Timberlands that constitutes a material violation of any applicable Environmental Law, (ii) to Seller’s Knowledge, there is no existing Adverse Environmental Condition on the Timberlands, (iii) to Seller’s Knowledge Seller has and maintains, in full force and effect, all Environmental Permits as are required under Environmental Laws for the ownership, operation and use of the Timberlands, except for those Environmental Permits the failure of which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (iv) to Seller’s Knowledge, Seller is operating the Timberlands in compliance in all material respects with all applicable Environmental Laws and the requirements of all applicable Environmental Permits, (v) Seller has not received any written notice of any violation of, or liability under, any Environmental Law in connection with the operation of Seller on the Property and (vi) to Seller’s Knowledge, there are no material writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or threatened relating to the compliance of Seller with or liability under any Environmental Law affecting the Property.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as otherwise disclosed to Seller in the disclosure letter (“Purchaser’s Disclosure Letter”) delivered to Seller by Purchaser on the date of this Agreement (except for those sections of Purchaser’s Disclosure Letter that contemplate delivery on a date other than the date of this Agreement), Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows, it being understood that disclosure of any item in any Section of the Purchaser’s Disclosure Letter shall be deemed to have been disclosed in each other section of the Purchaser’s Disclosure Letter only to the extent such disclosure is reasonably apparent on its

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face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section:
     Section 6.1 Organization. Purchaser is a corporation or limited liability company, as the case may be, duly incorporated or organized, validly existing and in good standing under the laws of the state in which it is incorporated or organized and has all requisite corporate or limited liability company power and authority, as the case may be, to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.
     Section 6.2 Qualification. Purchaser is qualified or registered as a foreign corporation or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
     Section 6.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 6.4 No Violation. The execution, delivery, and performance by Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the its articles/certificate of incorporation, bylaws, limited liability company agreement or any standing resolution of its board of directors, members or managers (as the case may be) or any other organizational document; (ii) any Contract to which it is a party or by which it or any of its assets may be bound; (iii) any Law applicable to it or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Purchaser or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
     Section 6.5 Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement and

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the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, or (iii) may be required to be obtained by Purchaser for it to conduct operations on the Timberlands.
     Section 6.6 Litigation. There are no claims against Purchaser or, to the actual knowledge of Purchaser, any threatened claims against Purchaser, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     Section 6.7 Financing.
          (a) Equity Commitment Letters. Concurrently with the execution and delivery of this Agreement, Purchaser has delivered a true, correct and complete copy of an executed commitment letter dated as of the date of this Agreement from each of the Persons listed in Section 6.7(a) of Purchaser’s Disclosure Letter (individually, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), to provide equity funding to Purchaser in the amount noted therein (the “Equity Funding”). The form of Equity Commitment Letter is attached hereto as Exhibit G.
          (b) Validity. Each Equity Commitment Letter in the form delivered to Purchaser (i) is the legal, valid and binding obligation of the applicable Person listed in Section 6.7(a) of Purchaser’s Disclosure Letter, and is in full force and effect and (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser, or any such Person, as the case may be, under any term or condition of such Equity Commitment Letter. Purchaser currently has available (subject to the terms of the Equity Commitment Letters) and will at the Closing (or at such other time as any such amounts shall become due and payable) have available sufficient funds to pay any and all amounts payable by Purchaser pursuant to this Agreement and to effect the transactions contemplated hereby without resort to debt financing.

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ARTICLE VII
ADDITIONAL AGREEMENTS RELATING TO THE
PROPERTY GENERALLY
     Section 7.1 Commercially Reasonable Efforts.
          (a) General. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:
               (i) to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;
               (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;
               (iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and
               (iv) to fulfill all conditions to this Agreement.
          (b) Certain Filings. In furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to any Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than 15 days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Regulatory Law.
          (c) Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end.
          (d) HSR Act. The Parties hereby confirm they have concluded that they are not required to make any filings under the HSR Act in connection with the sale of the Timberlands contemplated by this Agreement.
     Section 7.2 Maintenance of Business.

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               (a) (i) Subject to the terms and conditions of this Agreement, and except as otherwise expressly contemplated hereby, Seller, from the date hereof through the Closing Date, shall use commercially reasonable efforts to maintain the Property in the ordinary course in all material respects; provided, however, that it is understood and agreed that if Seller harvests timber in accordance with the 2005-2009 Sustainable Forestry Initiative Standard, as amended or updated from time to time, such harvest activity will be deemed not to violate this Section 7.2(a).
                         (ii) In no case shall Seller harvest any Pre-Merchantable Timber from the date hereof through the Closing Date.
          (b) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall not interfere in any material respect with Seller’s conduct of business with respect to the Property pending the Closing and shall not take any action that might reasonably be expected to impair Seller’s relationships with customers, suppliers or employees of the businesses and operations of Seller, whether or not associated with the Property.
          (c) From the date hereof through the Effective Time, Seller shall:
               (i) comply in all material respects with all applicable Laws in connection with the ownership and operation of the Timberlands;
               (ii) not sell or lease any interest in the Timberlands except for the renewal of recreational leases on substantially the same or better terms as currently in effect and except for the entry in the ordinary course of business into new recreational leases substantially in the form of, and upon terms substantially similar to those of, existing recreational leases to which Seller is a party and furnished to Purchaser prior to the date hereof; and
               (iii) not enter into any Contract that is binding on any of the Timberlands or would restrict the ownership or operation of the Timberlands by Purchaser or that Seller intends to treat as an Assumed Contract, except that Seller, with the prior consent of Purchaser, may enter into agreements in compliance with Section 1.8 relating to the Reserved Mineral Interests and Rights.
     Section 7.3 Public Announcements.
          (a) No Recording. This Agreement (or a memorandum thereof) shall not be recorded by Purchaser in any real property records. In the event that this Agreement (or a memorandum thereof) is so recorded by Purchaser, Seller may, at its option, terminate this Agreement.
          (b) Certain Disclosures. Notwithstanding anything to the contrary set forth in Section 12.7 or the Confidentiality Agreement, except as required by applicable Law (including rules and regulations promulgated by the SEC) or stock exchange rules, (i) any initial press release or initial public announcement by Purchaser regarding the transactions contemplated by

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this Agreement shall only be made simultaneously with or after a press release or public announcement by Seller on or after the date of this Agreement regarding the transactions contemplated by this Agreement, and (ii) Seller and Purchaser shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, stock exchange rules or rules and regulations promulgated by the SEC may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties. Notwithstanding the foregoing, Seller may make any filing required by any rule or regulation promulgated by the SEC or any stock exchange without consultation with Purchaser.
     Section 7.4 Books and Records.
          (a) Delivery. At the Closing, Seller shall use commercially reasonable efforts to provide to Purchaser (except for those items that are stored at locations included in the Property) copies of all maps (including backup data), surveys, drawings, deeds and other land records, forest inventory and soil records, timber harvest records and other property records, in each case, exclusively related to the Property, that are in Seller’s possession or control and are not subject to the attorney-client or other privilege (as reasonably and in good faith determined by Seller) (the “Books and Records”); provided, however, that Seller shall have no obligation to provide (i) any information to Purchaser regarding the pricing of timber, internal appraisals of the Property, other valuations or similar pricing or financial records, or any other information that is confidential and proprietary to Seller, (ii) any Reserved Mineral Records, or (iii) any document or item that Seller is contractually or otherwise bound to keep confidential. Notwithstanding the foregoing, Seller may retain a copy of the Books and Records for legal compliance or regulatory purposes or in accordance with its internal document retention policies.
          (b) Access. For a period of three (3) years after the Closing, (i) Seller will provide Purchaser with reasonable access, at Purchaser’s cost, to any books and records then in Seller’s possession to the extent such books and records relate to the Property or the Assumed Liabilities (subject to the proviso set forth in Section 7.4(a)). Notwithstanding the foregoing, this Section 7.4(b) shall not obligate any Party to retain email for periods longer than those specified in its published document retention policy, as the same may be amended or modified from time to time.
     Section 7.5 Dispute Resolution.
          (a) Initial Discussions. In the event that a Party gives notice of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Property, other than those disputes, claims, questions, disagreements or

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controversies for which dispute resolution procedures are set forth in Section 1.6 (a “Dispute”), representatives of the Parties shall use their reasonable commercial efforts to settle the Dispute. To this effect, such representatives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties. If the representatives are unable to resolve any Dispute within thirty (30) days after the date of the notice of such Dispute, any Party may, by giving notice to the other Party, refer the Dispute to a senior executive officer of each Party or an Affiliate (each, a “Party Executive”) for resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the Dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. If the Party Executives are unable to resolve the Dispute within thirty (30) days after submission to them, the Party Executives shall in good faith discuss the desirability of submitting the Dispute to mediation or binding arbitration before a single mediator or arbitrator who has at least ten (10) years relevant industry experience in the matter that is the subject of the Dispute. If the Party Executives cannot unanimously agree to submit the Dispute to mediation or binding arbitration within sixty (60) days after the Dispute was first submitted to them, or upon the failure of any agreed-upon mediation to resolve the Dispute, the Parties may pursue such rights and remedies as are available under this Agreement or otherwise.
          (b) Evidentiary Status. All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement or any mediation process by either Seller or Purchaser, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its disclosure during settlement or mediation efforts.
          (c) Forbearance. During the pendency of the settlement or any mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller, on the one hand, or Purchaser, on the other hand, shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller’s or Purchaser’s obligations, as the case may be, under this Agreement or any Ancillary Agreement. If any agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.
          (d) Litigation. Either Seller or Purchaser may initiate litigation with respect to any Dispute submitted to the Party Executives at any time following 60 days after the initial meeting between the Party Executives session or 90 days after the date of sending the written request for resolution by the Party Executives, whichever occurs first.
          (e) Enforcement. The provisions of this Section 7.5 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

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     Section 7.6 Required Consents. Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Purchaser agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract, Real Property Lease, Personal Property Lease or License in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Purchaser shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Assumed Contract, Real Property Lease, Personal Property Lease or License may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide Purchaser with the same benefits (and Purchaser shall be responsible for all corresponding obligations) arising under such Assumed Contract, Real Property Lease, Personal Property Lease or License, including performance by Seller (or Purchaser if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Purchaser (or Seller, if applicable) shall provide Seller (or Purchaser, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Purchaser, if applicable) to perform its obligations under such Assumed Contracts, Real Property Leases, Personal Property Leases or Licenses and Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained.
     Section 7.7 Tax Consulting Agreements.
          (a) With regard to the two tax consulting agreements listed in Section 1.2(f) of Seller’s Disclosure Letter (each a “TCA” and collectively, the “TCAs”), Seller and Purchaser will work expeditiously and in good faith with the contract counterparties (the “Consultants”) to separate each TCA into two “mirror” substitute agreements, with two agreements relating to the Property and to be entered into by Purchaser and the applicable Consultants (the “Transferred TCAs”), and two relating to the other real property of Seller not being conveyed pursuant to this Agreement and to be entered into by Seller and the applicable Consultants (the “Retained TCAs”).
          (b) The Transferred TCAs will constitute Assumed Contracts for purposes of this Agreement. Purchaser will not assume or otherwise have any liability with respect to the Retained TCAs.
          (c) If any tax relief is obtained pursuant to the Transferred TCAs, then the relief attributable to the period prior to the Closing will be for the benefit of Seller, and the relief attributable to the period on and after the Closing will be for the benefit of Purchaser. Any fees

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payable under the TCAs will be allocated based on the respective amounts of relief attributable to the periods described above, except as provided in Section 7.7(d).
          (d) In the event that Purchaser terminates the Transferred TCAs after the Closing, Purchaser will be responsible for any fees payable as a result of such termination.
          (e) In the event the foregoing cannot be completed prior to the Closing, the Parties will enter into substitute arrangements of the type contemplated by Section 7.6 in order to accomplish, as nearly as practicable, the arrangements contemplated by the foregoing provisions of this Section 7.7.
     Section 7.8 Seller’s Disclosure Letter. Purchaser acknowledges the following with respect to disclosures contained in Seller’s Disclosure Letter:
          (a) The information and disclosures contained in any section of Seller’s Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of Seller’s Disclosure Letter only to the extent such disclosure is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section. References to documents in a section of Seller’s Disclosure Letter by reference from sections of (i) the virtual data room created in connection with the contemplated transaction and maintained by Bowne Virtual Data Room for “Project Endurance” (the “Bowne VDR”), and (ii) the “Fidelity NTSConnect” system maintained by the Title Company with respect to the Timberlands (the “Fidelity VDR” and, together with the Bowne VDR, the “VDRs”) and made available no later than May 1, 2009 at 11:59 p.m. EDT, are deemed disclosed herein to the same extent as documents listed in such sections of Seller’s Disclosure Letter.
          (b) Certain information set forth in Seller’s Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality or require disclosure of any similar matters not required to be disclosed.
          (c) All attachments to Seller’s Disclosure Letter are incorporated into and made a part of Seller’s Disclosure Letter by reference.
          (d) Disclosure in any section of Seller’s Disclosure Letter of any matter relating to any action, suit, proceeding, dispute, or investigation of Seller does not constitute an admission of liability on behalf of Seller with respect to such matter.
     Section 7.9 Delivery of Data Sites. As soon as practicable after the date hereof but in no event later than May 11, 2009, Seller will deliver to Purchaser on one or more CD-Rom disks a complete and accurate (as of the date hereof) electronic copy of the VDRs. Through the Closing Date the Seller will use commercially reasonable efforts to cause the providers of such

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facilities to continue to provide Purchaser and its representatives with access to the on-line electronic data room and to the Fidelity NTSConnect system.
ARTICLE VIII
ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS
     Section 8.1 Right of Entry.
          (a) General; Certain Limitations. Upon reasonable prior written notice to Seller, but in no event less than two days (and at least one Business Day) prior notice, and receipt of written authorization from Seller, prior to the Closing Date or termination of this Agreement in accordance with Article XI, Purchaser, through its authorized agents or representatives, may enter upon the Timberlands and the Substitute Timberlands, if any, at all reasonable times for the purposes of making inspections and other studies; provided, however, that neither Purchaser nor its agents or representatives shall (i) enter upon the Timberlands or the Substitute Timberlands, if any, for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands or the Substitute Timberlands, if any, (ii) prepare or instruct its agents or representatives to prepare Phase II Reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands the Substitute Timberlands, if any, or (iii) contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Timberlands or the Substitute Timberlands, if any, in each case without Seller’s prior written consent thereto. Upon the completion of such inspections and studies, Purchaser, at its expense, shall repair any damage caused to the Property and remove all debris resulting from and all other material placed on the Timberlands or the Substitute Timberlands, if any, in connection with Purchaser’s inspections and studies.
          (b) Disclosure of Results. The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands and the Substitute Timberlands, if any) shall be treated as strictly confidential by Purchaser and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Purchaser for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Purchaser concerning the Timberlands is required by applicable Law or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 8.1(b). Purchaser shall cooperate with Seller, at Seller’s sole cost and expense, to obtain a protective order or other appropriate remedy. In the event that no such

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protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 8.1(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.
          (c) Insurance. Purchaser and the contractors, representatives and agents of Purchaser who enter upon the Timberlands and the Substitute Timberlands, if any, shall maintain general liability insurance, naming Seller as an additional insured, in an amount not less than $1,000,000 and, prior to any such entry upon the Timberlands, shall provide Seller with written evidence of such insurance.
     Section 8.2 Permits and Licenses. Purchaser shall be solely responsible for obtaining all permits and licenses, if any, required by Purchaser to carry on its intended operations on the Timberlands.
     Section 8.3 Environmental Matters. Seller has provided a copy of each of the environmental site assessments identified in Section 8.3 of Seller’s Disclosure Letter to Purchaser (individually, a “Phase I Report” and collectively, the “Phase I Reports”) upon the following terms and conditions: (i) the Phase I Reports are provided for informational purposes only, without any representation or warranty by or on behalf of Seller as to the accuracy or completeness of the information contained therein; (ii) the Phase I Reports are subject to the terms and conditions of the Confidentiality Agreement; and (iii) no information contained in the Phase I Reports shall be deemed to obligate Seller to take any action, including action to remediate any condition described in the Phase I Reports. Purchaser acknowledges receipt of the Phase I Reports and accepts delivery of the Phase I Reports upon the terms and conditions set forth herein and in the Letter of Reliance.
     Section 8.4 Reserved Minerals. To the extent affirmative action is necessary for Seller to reserve the ownership of the Reserved Mineral Interests and Rights or to establish or confirm title to the Reserved Mineral Interests and Rights in Seller, Purchaser and its Affiliates shall cooperate with Seller in such efforts, at Seller’s sole cost and expense, including executing all documents pertaining to the Reserved Mineral Interests and Rights as are reasonably requested by Seller.
     Section 8.5 Certain Easements.
          (a) Easement Title. To the extent affirmative action is necessary for Seller to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in Seller, Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the Reserved Easements as are reasonably requested by Seller. To the extent affirmative action is necessary for Purchaser to acquire the easement ownership of the Purchaser Easements or to establish or confirm easement title to the Purchaser Easements in Purchaser, Seller shall cooperate with Purchaser in such efforts and shall use commercially reasonable efforts to assist Purchaser in acquiring such ownership, including executing all documents pertaining to the Purchaser Easements as are reasonably requested by Purchaser.

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          (b) Post-Closing Reserved Easements. For a period of one year following the Closing Date, in the event that Seller identifies any portion of the Timberlands that should have been identified as a Reserved Easement (based on the definition thereof), but was not disclosed to Purchaser prior to the Closing (a “Post-Closing Reserved Easement”), so long as such Post-Closing Reserved Easement relates to a use or access right that existed as of the Effective Time (taking into account the change of ownership of Seller’s various properties and assets) and does not have a material adverse effect on the use and enjoyment of the burdened Timberlands for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off-road or all-terrain vehicles), or (iii) residential uses, including but not limited to residential developments, of such burdened Timberlands, Purchaser and its Affiliates shall cooperate with Seller, at Seller’s sole cost and expense, in any commercially reasonable effort that may be necessary for Seller or any Person who may acquire facilities not included in the Property from Seller to acquire easement ownership in any Post-Closing Reserved Easement or to establish or confirm easement title to the Post-Closing Reserved Easements in Seller or such Person, including executing all documents pertaining to the Post-Closing Reserved Easements as are reasonably requested by Seller or any such Person.
          (c) Post-Closing Purchaser Easements. For a period of one year following the Closing Date, in the event that Purchaser identifies property owned by Seller in the vicinity of any of the Timberlands that should have been identified as a Purchaser Easement (based on the definition thereof), but was not disclosed to Seller prior to the Closing (a “Post-Closing Purchaser Easement”), so long as such Post-Closing Purchaser Easement relates to a use or access right that existed as of the Effective Time and does not have a material adverse effect on the use and enjoyment of such burdened real property for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off-road or all-terrain vehicles), or (iii) residential uses, including but not limited to residential developments, of such burdened real property, Seller and its Affiliates shall cooperate with Purchaser, at Purchaser’s sole cost and expense, in any commercially reasonable effort that may be necessary for Purchaser to acquire ownership in any Post-Closing Purchaser Easement or to establish or confirm title to any Post-Closing Purchaser Easement in Purchaser, including executing such documents pertaining to the Post-Closing Purchaser Easements as are reasonably requested by Purchaser.
          (d) No Interference. None of Purchaser or any of its Affiliates shall interfere with or oppose the Reserved Easements or any Post-Closing Reserved Easements. None of Seller or any of its Affiliates shall interfere with or oppose the Purchaser Easements or any Post-Closing Purchaser Easements.
     Section 8.6 Title Insurance Matters.
          (a) Title Commitments and Policies. Seller shall provide to Purchaser title commitments from the Title Company for the issuance of one or more Title Policies on the Timberlands (individually, a “Title Commitment” and collectively, the “Title Commitments”). At the Closing, Purchaser shall purchase from the Title Company an aggregate amount of title insurance on the Timberlands in an amount not to exceed the Purchase Price (allocated by county and/or state, as applicable) and allocated to the Property using the standard 2006 ALTA owner’s

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title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdictions in which the Timberlands are located) (the “Title Policies”).
          (b) No Surveys. Other than in accordance with Section 7.4(a), Seller shall not provide any survey of the Timberlands to Purchaser. Purchaser agrees that the obtaining of any survey of the Timberlands or any portion thereof shall not be a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and that any survey obtained by Purchaser shall be at its sole cost and expense.
          (c) Title Expenses. Seller shall be responsible for the costs associated with the title examinations and the issuance of the Title Commitments that are separately stated from the premiums for the Title Policies. Purchaser shall be responsible for the premiums payable in connection with the issuance of the Title Policies.
     Section 8.7 Equity Financing. Purchaser shall obtain the Equity Funding contemplated by the Equity Commitment Letters. Purchaser shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, any Equity Commitment Letter without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
     Section 8.8 Confidentiality Agreement. Except as otherwise expressly set forth herein, the provisions of the Confidentiality Agreement shall remain in effect until the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force or effect, except that Section 13 of the Confidentiality Agreement shall expire upon the execution and delivery of this Agreement by both Parties, and Sections 11 and 12 of the Confidentiality Agreement shall survive the Closing and the Effective Time until February 25, 2012; but all other provisions of the Confidentiality Agreement will terminate at the Effective Time.
ARTICLE IX
CONDITIONS PRECEDENT
     Section 9.1 Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Waiting Periods. All waiting periods (and any extension thereof) under Regulatory Law applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.
          (b) No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.

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          (c) No Investigation. No Party shall have been advised by any United States federal or state government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (d) Purchase Price Reduction Limit. The aggregate value of (i) Title Failure Carveouts, (ii) Title Objection Carveouts, (iii) Environmental Carveouts, and (iv) the fair market value of the lost and damaged timber from all Casualty Losses, in each case valued in accordance with the methodologies used in Section 1.6, shall not exceed an amount equal to $30,000,000.
     Section 9.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Consents. All material consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 9.2(a) of Seller’s Disclosure Letter, to have been filed, made, given or obtained by Seller or its Affiliates shall have been filed, made, given or obtained and copies thereof shall have been delivered to Purchaser; provided, however, that the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.2(a) if Purchaser fails to satisfy its obligations under Section 7.1(c) and such failure caused Seller to fail to meet the condition set forth in this Section 9.2(a).
          (b) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.
          (c) Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
          (d) Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 2.2(a).
          (e) Title Policies. The Title Company shall have irrevocably committed to issue the Title Policies in the form of the Completed Title Commitments (but excluding any Title

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Failure Carveouts, Title Objection Carveouts, Environmental Carveouts and Casualty Carveouts).
          (f) Harvest Contracts. Seller shall have completed all harvesting activities under any timber or harvesting contracts outstanding as of the date hereof and affecting the Property.
     Section 9.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Consents. The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 9.3(a) of Purchaser’s Disclosure Letter, to have been filed, made, given or obtained by Purchaser or its Affiliates shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller; provided, however, that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 9.3(a) if Seller fails to satisfy its obligations under Section 7.1(c) and such failure caused Purchaser to fail to meet the condition set forth in this Section 9.3(a).
          (b) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in any such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under or consummate the transactions contemplated by this Agreement.
          (c) Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
          (d) Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(b).
ARTICLE X
SURVIVAL; INDEMNIFICATION
     Section 10.1 Survival.
          (a) Except as otherwise set forth in this Article X (including Section 10.4(b)(i)), (i) all representations and warranties made in this Agreement and (ii) all

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agreements or covenants made in this Agreement and to be performed prior to or at the Closing shall survive for a period of one (1) year after the Closing Date, except that any representations and warranties in this Agreement insofar as they relate to any Substitute Timberlands, shall survive for a period of one (1) year after the applicable Substitute Closing (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 11.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. After the Indemnity Period or, except as provided in Section 11.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 10.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.
          (b) The representations, warranties, covenants and obligations of the Parties hereto, and the rights and remedies that may be exercised by the Purchaser Indemnitees and Seller Indemnitees based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Purchaser or any agent of Purchaser or Seller or any agent of Seller with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or any agent of Purchaser or Seller or any agent of Seller at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of such representation, warranty, covenant or obligation by the other Party hereto. The waiver by Purchaser or Seller of any of the conditions set forth in Sections 9.1, 9.2 or 9.3 will not affect or limit the provisions of this Article X.
     Section 10.2 Seller’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Seller in this Agreement that requires performance or compliance on or prior to the Closing, except for a breach of Section 8.3 or Section 8.6(a); (ii) a breach of any other agreement or covenant contained in this Agreement by Seller; or (iii) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement.
     Section 10.3 Purchaser’s Obligation to Indemnify for Covenant Breach. If the Closing occurs, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss asserted against or incurred by any Seller Indemnitee as a result of or arising out of: (i) a breach of any agreement or covenant of Purchaser contained herein that contemplates performance or compliance on or prior to the Closing Date; (ii) a breach of any other agreement or covenant of Purchaser; (iii) the entry upon the Timberlands prior to the Closing by Purchaser or any employee, contractor, representative or agent of Purchaser; or (iv) any claim by any Person for a

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broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with the transactions contemplated by this Agreement.
     Section 10.4 Indemnification for Breaches of Representations and Warranties.
          (a) Obligation to Indemnify. If the Closing occurs, then in addition to the indemnification obligations in Sections 10.2 and 10.3, Seller shall indemnify, defend and hold the Purchaser Indemnitees harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by Seller in this Agreement and Purchaser shall indemnify, defend and hold the Seller Indemnitees harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by Purchaser in this Agreement, in each case either (i) as made as of the date of this Agreement or (ii) if the Closing occurs, as hereby expressly re-made as of the Closing or any Substitute Closing. For the purposes of determining whether a breach of any representation or warranty exists and the amount of Losses associated with such breach, all qualifications based on materiality, such as “in all material respects”, “Material Adverse Effect”, and similar qualifiers, shall be disregarded.
          (b) Certain Limitations. Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 10.4(a) above:
               (i) Time Limitations. Seller shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period, except that any claims for breach of any of the representations and warranties set forth in Sections 4.1 through 4.3 and 6.1 through 6.3 may be made at any time in the future, subject to any applicable statute of limitations.
               (ii) Basket. No indemnification shall be made by either Seller or Purchaser with respect to any claim made pursuant to Section 10.4(a) unless (A) the amount of such claim exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Minimum Claim Amount”), and (B) the aggregate amount of Losses incurred or suffered by all Purchaser Indemnitees or all Seller Indemnitees, as the case may be, under all claims in excess of the Minimum Claim Amount made pursuant to Section 10.4(a) exceeds an amount equal to $300,000 (the “Basket Amount”) and, in such event, indemnification pursuant to Section 10.4(a) shall be made by the Indemnifying Party only to the extent the Losses exceed, in the aggregate, the Basket Amount.
     Section 10.5 Procedures for Claims and Satisfaction. All claims for indemnification under this Article X shall be resolved in accordance with the following procedures:

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          (a) Notice of Claim. Any party seeking to assert an indemnification claim under this Article X shall deliver a notice to the Party against which the claim is made. To the extent applicable, such notice must be provided within the time period specified in Section 10.4(b)(i). Any Party providing such notice will use reasonable efforts to include with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; provided that the failure to include any such information shall not constitute grounds for refusing to provide indemnification as provided under this Article X.
          (b) Defense of Third Party Claims.
               (i) Generally. If a claim or demand for indemnification is based upon an asserted liability or obligation to a Person not a Party (other than Purchaser), a successor or assign of a Party nor a Purchaser Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under Section 10.5(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by it and will give written notice (the “Notice of Defense”) to the Indemnified Party within 30 days after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).
               (ii) Control of Defense. Notwithstanding anything to the contrary in this Section 10.5: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (B) the Indemnified Party will be entitled to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party’s lawyers before the date of such assumption of the defense), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (3) criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.
          (c) General Limitations. Each of the indemnification obligations of Seller and Purchaser under this Article X, including the indemnification obligation pursuant to Section 10.4(a), is subject to the following limitations:

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               (i) Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article X shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other Person alleged to have responsibility but collection of any such amounts or exhaustion of all available remedies will not be a condition to pursuing or collecting on any indemnifiable claim under this Article X. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
               (ii) Cap. In no event shall either Seller’s or Purchaser’s aggregate obligation to indemnify the Purchaser Indemnitees, in the case of Seller, or the Seller Indemnitees, in the case of Purchaser, pursuant to Section 10.4(a) exceed an amount equal to $12,000,000. Indemnification obligations under Section 10.2 or Section 10.3 will not be subject to any threshold amount, basket amount or cap on liability.
          (d) Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 10.5(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss (which notice will be in addition to the notice required under Section 10.5(a), but the notices under this Section 10.5(d) and under Section 10.5(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within 30 days after receipt of notice of the claim of Loss against it pursuant to this Section 10.5(d), give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss will be satisfied within three Business Days as provided in Section 10.5(e). If the Indemnifying Party timely gives counternotice of a dispute, the Indemnified Party and the Indemnifying Party shall endeavor to resolve such dispute in accordance with Section 7.5.
          (e) Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this Section 10.5, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will

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be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check.
     Section 10.6 Certain Rules.
          (a) Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article X shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes. There shall be no indemnification under any provision of this Article X for a breach of any representation, warranty, agreement or covenant to the extent an adjustment to the Purchase Price has been made pursuant to Section 1.6 with respect to such breach.
          (b) Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 10.5(b), related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive damages; provided, however, that in the case of a Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Purchaser Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim.
          (c) No Limitation. No limitation on indemnification contained in this Article X shall apply to any Loss resulting from or involving any intentional and knowing breach of a representation and warranty set forth in this Agreement on the part of the Indemnifying Party (or any Affiliate).
     Section 10.7 Exclusive Remedy. Each of the Parties agrees that, except as contemplated by Section 12.15 and except as provided in the Forestar Guaranty, if the Closing occurs, the indemnification provided in this Article X is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article X.
ARTICLE XI
TERMINATION AND ABANDONMENT
     Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

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          (a) by mutual written consent of Seller and Purchaser;
          (b) by either Seller or Purchaser, if the Closing has not occurred on or prior to June 16, 2009; provided, however, that, only in the event of a failure by Seller to deliver on or before such date (i) a release of the Monetary Lien held by KeyBank as security for the obligations of Seller and its Affiliates under the Revolving and Term Credit Agreement, dated as of December 14, 2007, or (ii) the Timber Releases, such termination date may be extended at the option of either Seller or Purchaser for up to thirty (30) days (such date, including any such permitted extension thereof, the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to Seller or Purchaser, as applicable, if such Party fails to perform any of its obligations under this Agreement (other than the delivery of the releases, referred to in clause (i) and (ii) above), which failure primarily contributes to the failure of the Closing to have occurred by such time;
          (c) by Seller if Purchaser does not timely deliver any portion of the Deposit pursuant to Section 1.4 or if Purchaser breaches Section 7.3(a);
          (d) by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.3 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Purchaser shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Seller to Purchaser of such violation or breach; and
          (e) by Purchaser upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 9.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Purchaser to Seller of such violation or breach.
     Section 11.2 Effect of Termination. Subject to the following provisions of this Section 11.2, upon any termination of this Agreement as provided in Section 11.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.3, Section 8.1, Section 8.8, this Section 11.2 and Article XII. Purchaser acknowledges that Seller has informed Purchaser that the damages to Seller of Purchaser’s failure to consummate the transactions contemplated by this Agreement are incapable of accurate estimation. Accordingly, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d), then Title Company shall promptly, but in no event later than one Business Day after the effective date of any such termination, deliver to Seller the Deposit, which shall be payable in immediately available funds, not as a penalty but as full and complete liquidated damages and as Seller’s sole remedy in the event of such a termination; provided, however, that the Deposit will not be

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payable to Seller pursuant to this Section 11.2 if Purchaser is then entitled to terminate this Agreement pursuant to Section 11.1(e); and further provided that Seller shall have the right to seek specific performance in accordance with Section 12.15 for the performance by Purchaser for any breach of the Confidentiality Agreement or Sections 7.3, 7.5, 8.1, 8.4 or 8.5 of this Agreement. Purchaser agrees that the amount of the Deposit is a reasonable forecast of just compensation for the harm to Seller that would result from a termination of this Agreement pursuant to Section 11.1(c) or Section 11.1(d). Notwithstanding the foregoing, if Seller elects to terminate this Agreement pursuant to Section 11.1(c) because Purchaser has failed to timely deliver any portion of the Deposit, Seller shall have the right to pursue against Purchaser all remedies available at law or in equity. In the event of any termination of this Agreement pursuant to Section 11.1(a), (b) or (e), the Deposit will be returned to Purchaser. If either Seller or Purchaser has exercised the right to extend the Closing Date by thirty (30) days pursuant to Section 11.1(b), and if Purchaser thereafter exercises its right to terminate this Agreement pursuant to Section 11.1(b) due to a failure by Seller to deliver any of the releases referenced in Section 11.1(b), Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket third-party expenses, not to exceed $700,000, incurred by Purchaser in connection with the transactions contemplated by this Agreement, including due diligence and the negotiation of this Agreement and the Ancillary Agreements. Nothing in this Section 11.2 shall be construed or interpreted to preclude Purchaser, in the event Seller breaches or violates any representation, warranty, covenant or agreement set forth in this Agreement, from electing to pursue specific performance of this Agreement in accordance with Section 12.15 in lieu of termination.
ARTICLE XII
GENERAL PROVISIONS
     Section 12.1 Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:
If to Seller, to:
Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746-5149
Attention: General Counsel
Facsimile: 512.433.5203
with a copy to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street
Atlanta, Georgia 30309
Attention: Daniel R. McKeithen, Esq.

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          Thomas C. Herman, Esq.
Facsimile: 404.853.8806
If to Purchaser:
Hancock Natural Resource Group, Inc.
99 High Street, 26th floor
Boston, MA 02110
Attention: Michael Rivard
Fax: 617.747.1516
with a copy to:
Hancock Natural Resource Group, Inc.
99 High Street, 26th floor
Boston, MA 02110
Attention: Thomas S. O’Keefe
Fax: 617.747.1516
and
Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attention: John R. Utzschneider, Esq.
Facsimile: 617.951.8736
E-mail address for purposes of notice under Section 1.6(c):
jdavis@hnrg.com
tokeefe@hnrg.com
hhalsey@wcsr.com
tjernigan@wcsr.com
jutzschneider@bingham.com
egrossman@bingham.com
Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the first Business Day after the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, or if by facsimile transmission, on the date of confirmation of receipt (including electronic confirmation). Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this

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     Section 12.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 12.1.
     Section 12.2 Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof.
     Section 12.3 Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.
     Section 12.4 Assignment; Binding Effect. Except as otherwise provided under this Section 12.4, this Agreement shall not be assignable or otherwise transferable (a) by Purchaser without the prior written consent of Seller, and (b) by Seller without the prior written consent of Purchaser. Seller may, by written notice to Purchaser, assign all or any portion of its rights and obligations under this Agreement to any Affiliate thereof but no such assignment will release Seller of its obligations hereunder. Purchaser shall have the right, upon not less than five (5) calendar days’ prior written notice but without the necessity of obtaining Seller’s consent, to assign all or part of its right, title and interest in, to and under this Agreement to one or more of its Affiliates or one or more accounts or investment funds or other entities for which Purchaser acts as an advisor or one or more entities formed on their behalf and for which Purchaser has delivered an Equity Commitment Letter (collectively, the “Assignees”); provided, that (i) such entities shall severally assume the obligations and liabilities of Purchaser under this Agreement, and (ii) such assignment does not require Seller to convey the Timberlands in a manner that would violate applicable subdivision and partition laws, rules, and regulations of the state or county in which the Timberlands are located. In the event of an assignment completed in accordance with the foregoing provisions of this Section 12.4, Hancock Natural Resource Group, Inc., shall have no further obligations under this Agreement after the Closing with respect to that portion of this Agreement so assigned. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 12.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), Seller’s Disclosure Letter, Purchaser’s Disclosure Letter, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.
     Section 12.6 Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their

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respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
     Section 12.7 Confidentiality. Each Party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement.
     Section 12.8 No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Purchaser Indemnitees and the Seller Indemnitees (with respect to Article X), any right, remedy or other benefit under or by reason of this Agreement.
     Section 12.9 Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 12.10 Governing Law.
          (a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA (INCLUDING, WITHOUT LIMITATION, THE BUSINESS COURT OF THE FULTON COUNTY SUPERIOR COURT) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR FULTON COUNTY, GEORGIA FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS

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AGREEMENT IN ANY COURT OTHER THAN A GEORGIA STATE COURT OR FEDERAL COURT IN AND FOR FULTON COUNTY, GEORGIA. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.
          (b) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
     Section 12.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.
     Section 12.12 Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or attached to this Agreement.
     Section 12.13 Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any

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ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.
     Section 12.14 Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party.
     Section 12.15 Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach by Seller of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights of Purchaser under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If Seller fails to consummate the transactions contemplated in this Agreement, Purchaser may undertake an action, suit or proceeding for the specific enforcement of this Agreement unless Purchaser’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of Seller to consummate the transactions contemplated by this Agreement. In addition, Seller shall have the right to seek specific performance by Purchaser for any breach of the Confidentiality Agreement or Sections 7.3, 7.5, 8.1, 8.4 or 8.5 of this Agreement.
ARTICLE XIII
DEFINITIONS
     The terms set forth below when used in this Agreement shall have the following meanings:
     “Adjustment Value” means the adjustment amount for any Harvest Amount as set forth on Exhibit B hereto.
     “Adverse Environmental Condition” means, with respect to any of the Timberlands, the existence of an Environmental Matter.
     “Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
     “Agreement” has the meaning specified in the preamble to this Agreement.
     “Ancillary Agreements” has the meaning specified in Section 4.1.

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     “Apportionments” has the meaning specified in Section 1.7.
     “Assignees” has the meaning specified in Section 12.4.
     “Assignment and Assumption of Real Property Leases” has the meaning specified in Section 2.2(a)(iii).
     “Assumed Condemnations” has the meaning specified in Section 1.2(h).
     “Assumed Contracts” has the meaning specified in Section 1.2(f).
     “Assumed Liabilities” has the meaning specified in Section 1.3.
     “Basket Amount” has the meaning specified in Section 10.4(b)(ii).
     “Books and Records” has the meaning specified in Section 7.4(a).
     “Bowne VDR” has the meaning specified in Section 7.8(a).
     “Business Day” means any day other than a Saturday, Sunday or “legal holiday” as defined in Section 12.2.
     “Carveout” has the meaning specified in Section 1.6(f)(ii).
     “Casualty Carveout” has the meaning specified in Section 1.6(f)(ii).
     “Casualty Loss” means any material physical damage to or loss of the timber on any portion of the Timberlands by fire, earthquake, flood or other casualty, including any such damage or loss caused by insects or disease, occurring prior to the Effective Time.
     “Casualty Loss Basket” has the meaning specified in Section 1.6(d)(ii).
     “Claims” means, with respect to the Property, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.
     “Closing” has the meaning specified in Section 2.1.
     “Closing Date” has the meaning specified in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     “Completed Title Commitment” means a Title Commitment together with a legible copy of each recorded documentary exception referenced therein when posted to the Title Company’s online repository.

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     “Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.
     “Confidentiality Agreement” means the confidentiality agreement February 26, 2009 between Seller and Hancock Natural Resource Group, Inc., as amended.
     “Consultants” has the meaning specified in Section 7.7(a).
     “Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.
     “Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Purchaser fee simple title to the Timberlands, with covenants of limited or special warranty as to title subject to the Permitted Exceptions.
     “Cruise Consultant” has the meaning specified in Section 1.6(a)(ii).
     “Deeds” has the meaning specified in Section 2.2(a)(iv).
     “Deposit” has the meaning specified in Section 1.4.
     “Dispute” has the meaning specified in Section 7.5(a).
     “Drilling and Other Operations” means:
               (i) all subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling, mining, developing, producing, storing, removing, treating, transporting and owning oil, gas and other liquid or gaseous hydrocarbons;
               (ii) all subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling for, mining by Surface Mining Operations, underground shafts, tunnels, in situ or solution, gasification or other similar methods, developing, producing, storing, removing, treating, transporting and owning any other Minerals not described in clause (i) of this definition;
               (iii) all subsurface operations for the purposes of storing valuable substances or disposing of water (including salt water) or waste in underground structures or formations (including salt domes and depleted reservoirs);
               (iv) all subsurface operations for the purposes of using injected water, chemicals and other fluids or substances for the recovery of oil, gas or other Minerals; and

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               (v) all references to drilling or mining or other operations in this definition include those methods and means now used and those hereafter developed and used in operations for the purposes of exploring, drilling for, mining, developing, producing, storing, removing, treating, transporting and owning Minerals.
     However, none of the foregoing includes any Surface Rights.
     “Effective Time” has the meaning specified in Section 2.1.
     “Environmental Carveout” has the meaning specified in Section 1.6(e)(ii).
     “Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment or to threatened or endangered species, including the federal Endangered Species Act, Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “Environmental Matters” means any violation of any applicable Environmental Law by Seller at or on the Timberlands existing as of the date hereof and as of the Closing Date, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by any Person at the Timberlands prior to the date hereof.
     “Environmental Permits” means all permits approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.
     “Environmental Reports” means (x) all of the Phase I Reports delivered to Purchaser and (y) any Phase II Reports or other third-party environmental reports relating to the Timberlands obtained by Seller.
     “Environmental Review Period” has the meaning specified in Section 1.6(e)(i).
     “Equity Commitment Letter” has the meaning specified in Section 6.7(a).
     “Equity Funding” has the meaning specified in Section 6.7(a).
     “Escrow Agreement” has the meaning specified in Section 1.4.
     “Fidelity VDR” has the meaning specified in Section 7.8(a).
     “Forestar Guaranty” has the meaning specified in Section 2.2(a)(xii).

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     “Forestry Consultant” means any forestry consultant independent of the Parties appointed by Seller and reasonably satisfactory to Purchaser to act as a consultant and/or arbitrator under the provisions of Section 1.6.
     “General Assignment and Assumption” has the meaning specified in Section 2.2(a)(ii).
     “Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
     “Harvest Amount” has the meaning specified in Section 1.6(b)(i).
     “Harvest Report” has the meaning specified in Section 1.6(b)(i).
     “Hazardous Substances” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. § 6903(5), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material regulated by or forming the basis of liability under any Environmental Laws, including any of the following Laws and regulations, as amended from time to time prior to the Effective Time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Timberlands are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
     “HBU Compartments” means those portions of the Timberlands that are listed as “HBU Compartments” on Annex A to Exhibit B .
     “Holdback Amount” has the meaning specified in Section 1.6(f)(ii).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

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     “Indemnified Party” has the meaning specified in Section 10.4(b)(i).
     “Indemnifying Party” has the meaning specified in Section 10.4(b)(i).
     “Indemnity Period” has the meaning specified in Section 10.1.
     “Initial Deposit” has the meaning specified in Section 1.4.
     “Land” has the meaning specified in Section 1.2(a).
     “Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.
     “Letter of Reliance” has the meaning specified in Section 2.2(a)(x).
     “Licenses” has the meaning specified in Section 1.2(e).
     “Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.
     “Loss” has the meaning specified in Section 10.6(b).
     “Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Property taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the timber industry, the forest products industry and the pulp and paper industry and their respective markets, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (iii) the effects resulting from acts of God, war or terrorism, (iv) the effects of changes in Law or interpretations thereof applicable to Seller, and (v) the effects resulting from actions required to be taken pursuant to this Agreement or any Ancillary Agreement.
     “Merchantable Timber” means that portion of the Timber meeting the specifications for “Merchantable Timber” as described in Exhibit B.
     “Merchantable Timber Category” means a category of Merchantable Timber identified by species and product as described in Exhibit B.
     “Mineral Rights” means any:

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               (i) royalty, overriding royalty, advance royalty, minimum royalty, shut-in royalty, production payments of any other kind and character related to Mineral production, rights to take Mineral production in kind, net profits interests of any kind or character in Minerals and any other contractual rights of a grantor or lessor under any lease of Minerals or other grant of a contractual or property interest in Minerals;
               (ii) bonus and delay rentals paid for any lease or other grant of an interest in Minerals;
               (iii) reversionary rights or interests in Minerals and all rights of reentry to estates in Minerals;
               (iv) executive rights to execute, approve or grant leases, pooling agreements, unit declarations and related agreements, division orders, stipulations of interests, communitization agreements, farmouts, farmins, options, orders, spacing agreements, operating agreements and all other agreements related to Mineral exploration, development or production;
               (v) preferential rights to acquire (A) Minerals, (B) any of the rights enumerated in clauses (i) through (iv) of this definition of Mineral Rights or (C) leases on Minerals, in federal or state lands, to the extent such reservation is permitted by applicable Law;
               (vi) all royalties and other payments related to the leasing or production of Minerals owned by the United States of America or any State that have been granted to the owner of the surface estate in the Timberlands as of the date of conveyance of the Timberlands to Purchaser under any federal or state law;
               (vii) any other economic or contractual rights, options or interests in and to (A) any of the rights enumerated in clauses (i) through (vi) of this definition of Mineral Rights, (B) Minerals, (C) any partnership or venture interest in Minerals or (D) the exploration, development or production of Minerals; and
               (viii) any other right or interest pertaining to the Minerals or any of the rights enumerated in clauses (i) through (vii) of this definition of Mineral Rights existing at the date of the conveyance of the Timberlands to Purchaser and owned or held by Seller.
     However, none of the foregoing includes any Surface Rights.
     “Minerals” means any of the following in, on or under the Timberlands:
               (i) oil, gas and all other liquid or gaseous hydrocarbons, and their constitute parts, including condensate, casinghead gas, distillate and natural gas liquids;
               (ii) carbon dioxide and methane gas;
               (iii) uranium, thorium and other fissionable materials;

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               (iv) coal and lignite, including coal bed methane and coal seam gas;
               (v) geothermal energy resources (including hydropressured reservoirs, geopressured reservoirs, steam and other gases, hot water, hot brine, heat, natural gas dissolved in ground water and associated energy found in ground water);
               (vi) oil sands and shales; and
               (vii) byproducts from Mineral production or processing.
     However, none of the foregoing includes any Surface Rights.
     “Minimum Claim Amount” has the meaning specified in Section 10.4(b)(ii).
     “Monetary Liens” has the meaning specified in Section 1.6(c)(i).
     “Notice of Defense” has the meaning specified in Section 10.5(b)(ii).
     “Objection Notice” has the meaning specified in Section 1.6(b)(i).
     “Parties” means Seller and Purchaser, collectively. “Party” means Seller or Purchaser, individually.
     “Party Executive” has the meaning specified in Section 7.5(a).
     “Permitted Exceptions” has the meaning specified in Section 1.5.
     “Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Personal Property” has the meaning specified in Section 1.2(c).
     “Personal Property Leases” has the meaning specified in Section 1.2(d).
     “Phase I Report” has the meaning specified in Section 8.3.
     “Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates a REC identified in a Phase I Report or other transaction screen process for the purpose of providing additional information regarding the nature and extent of environmental contamination associated with a REC.
     “Post-Closing Purchaser Easement” has the meaning specified in Section 8.5(c).
     “Post-Closing Reserved Easement” has the meaning specified in Section 8.5(b).
     “Pre-Merchantable Timber” means that portion of the Timber meeting the specifications for “Pre-Merchantable Timber” as described in Exhibit B.

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     “Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.
     “Property” has the meaning specified in Section 1.2.
     “Purchase Price” has the meaning specified in Section 1.4.
     “Purchaser” has the meaning specified in the preamble to this Agreement.
     “Purchaser Acceptance Notice” has the meaning specified in Section 1.6(f)(ii).
     “Purchaser Easements” means such ingress and egress easements across real property owned by Seller, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Purchaser and its Affiliates, successors and assigns to use any portion of the Timberlands for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off-road or all-terrain vehicles), or (iii) residential uses, including but not limited to residential developments, of such benefited Timberlands.
     “Purchaser Indemnitees” has the meaning specified in Section 10.2.
     “Purchaser’s Disclosure Letter” has the meaning specified in the preamble to Article VI.
     “Real Property Leases” has the meaning specified in Section 1.2(g).
     “REC” means the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the property or in the ground, groundwater or surface water of the property.
     “Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “Reserved Easements” means such ingress and egress easements across the Timberlands, together with the right to locate utilities within the boundaries of ten (10) feet on either side of any such road used to exercise such easements, as may be reasonably necessary to allow Seller and its Affiliates, successors and assigns to use any portion of the real property retained by Seller for (i) growing and harvesting timber, (ii) hunting, fishing or other recreational uses (other than for the recreational use of off-road or all-terrain vehicles), or (iii) residential uses, including but not limited to residential developments, of such benefited real property, including the easements in respect of the Timberlands described in Section 1.2(a)(2) of Seller’s Disclosure Letter, collectively.

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     “Reserved Mineral Interests and Rights” means all Minerals, Mineral Rights, Rights Incident to Minerals and Mineral Rights, and Reserved Mineral Records, collectively.
     “Reserved Mineral Records” means any and all books, records, files, data (including seismic data and related information), analyses or other information, whether documentary or otherwise, maintained by Seller or any Affiliate of Seller relating to Minerals, Mineral Rights, or Rights Incident to Minerals and Mineral Rights.
     “Retained TCAs” has the meaning specified in Section 7.7(a).
     “Rights Incident to Minerals and Mineral Rights” means:
               (i) Intentionally deleted;
               (ii) the right to conduct Drilling and Other Operations in and under the Timberlands;
               (iii) the right to conduct subsurface operations for reservoir stimulation and improved recovery techniques for the recovery and production of Minerals, including but not limited to water flooding, immiscible gas injection, miscible gas injection, chemical flooding and thermal recovery, and the disposal of water (including saltwater) produced or recovered in such operations and the use of so much of the subsurface water from the Timberlands as may be reasonably necessary for such operations, subject to not materially interfering with the water rights appurtenant to the fee interest in the Timberlands to be conveyed by Seller pursuant to the Deeds;
               (iv) the right to sequester carbon dioxide or other greenhouse gases in the subsurface of the Timberlands, including sequestering in hydrocarbon reservoirs, coal seams, salt domes and other formations, together with all rights to use the subsurface as reasonably necessary to deploy carbon sequestration technology in the subsurface;
               (v) Intentionally deleted;
               (vi) the right to use all subsurface structures and depleted reservoirs for storage of substances or for disposal of water (including saltwater) or of waste;
               (vii) the right to use or salvage subsurface equipment, facilities or improvement abandoned on, in, or under the Timberlands by owners or producers of Minerals (including subsurface utility lines, gathering lines, flow lines, and pipelines);
               (viii) the right to retain and possess all Reserved Minerals Records;
               (ix) any claims, causes of action, choses in action, counterclaims, cross-claims or affirmative defenses to the extent attributable to the ownership and use of the Minerals, Mineral Rights or Rights Incident to Minerals and Mineral Rights described in other subsections of this definition;

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               (x) all other rights, powers, benefits or privileges incident or appurtenant to the ownership of Minerals and Mineral Rights under applicable law; and
               (xi) the free use and exercise of the rights and interests described in clauses (i) through (x) above.
     However, none of the foregoing includes any Surface Rights.
     “SEC” means the Securities and Exchange Commission.
     “Seller” has the meaning specified in the preamble to this Agreement.
     “Seller Indemnitees” has the meaning specified in Section 10.3.
     “Seller’s Disclosure Letter” has the meaning specified in the preamble to Article IV.
     “Seller’s Knowledge” means actual knowledge possessed by the individuals set forth on Schedule B, without any duty on the part of such individuals to investigate or inquire into any particular matter.
     “Subsequent Deposit” has the meaning specified in Section 1.4.
     “Substitute Closing” has the meaning specified in Section 1.6(f)(iv).
     “Substitute Due Diligence Period” has the meaning specified in Section 1.6(f)(iii).
     “Substitute Environmental Objection” has the meaning specified in Section 1.6(f)(iii).
     “Substitute Timberlands” has the meaning specified in Section 1.6(f)(i).
     “Substitute Timberlands Notice” has the meaning specified in Section 1.6(f)(i).
     “Substitute Title Objection” has the meaning specified in Section 1.6(f)(iii).
     “Surface Mining Operations” means activities conducted on the surface of the Timberlands to explore for, develop, produce, treat, process, transport, market and deliver coal, lignite, iron, uranium, other metals and other commercially valuable substances in solid form such as contour, strip, auger, mountaintop removal, box cut and open pit mining, quarrying, placer mining, dredging and heap leach, including reclamation, if any, in support of or incident to such operations and the construction, maintenance and replacement of surface and groundwater control or detention structures or facilities and other environmental controls or monitoring facilities, storage and disposal areas, and other monitoring and reclamation activities as may be required by applicable Law, permit or Contract to conduct such operations.
     “Surface Rights” means any rights of ingress, egress and access on, over and upon and to all other rights of every kind and character whatsoever to enter upon or to use the surface of the Timberlands or any part thereof, including, without limitation, the right to enter upon the surface

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of the Timberlands for purposes of exploring for, developing, removing, excavating and/or producing the Minerals located in and under, and that may be produced from, the Timberlands, or any other purpose incident thereto. The waiver of Surface Rights by Seller herein shall also expressly include the waiver of any Surface Mining Operations.
     “Target Ceiling” has the meaning specified in Section 1.6(a)(iii).
     “Target Threshold” has the meaning specified in Section 1.6(a)(i).
     “Target Value” has the meaning specified in Section 1.6(a)(i).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Tax.
     “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
     “TCA” has the meaning specified in Section 7.7(a).
     “Termination Date” has the meaning specified in Section 11.1(b).
     “Third Party Claim” has the meaning specified in Section 10.5(b)(i).
     “Timber” has the meaning specified in Section 1.2(b).
     “Timber Adjustment Period” means the period beginning on January 1, 2009 through the Effective Time.
     “Timber Cruise” has the meaning specified in Section 1.6(a)(ii).
     “Timber Cruise Determinations” has the meaning specified in Section 1.6(a)(ii).
     “Timber Inventory Credit” has the meaning specified in Section 1.6(a)(iii).
     “Timber Inventory Notice” has the meaning specified in Section 1.6(a)(i).
     “Timber Releases” has the meaning specified in Section 2.2(a)(xiv).
     “Timberlands” has the meaning specified in Section 1.2(a).

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     “Title Commitment” has the meaning specified in Section 8.6(a).
     “Title Company” means Fidelity National Title Insurance Company.
     “Title Failure” means any portion of the Timberlands that is not, or immediately prior to the Closing will not be, (i) owned by Seller or (ii) insurable by the Title Company.
     “Title Failure Carveout” has the meaning specified in Section 1.6(c)(ii).
     “Title Objection” has the meaning specified in Section 1.6(c)(i).
     “Title Objection Carveout” has the meaning specified in Section 1.6(c)(iii).
     “Title Objection Period” has the meaning specified in Section 1.6(c)(i).
     “Title Policies” has the meaning specified in Section 8.6(a).
     “Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.
     “Transfer Taxes” has the meaning specified in Section 2.3.
     “Transferred TCAs” has the meaning specified in Section 7.7(a).
     “Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
     “Value Tables” has the meaning specified in Section 1.6(a)(i).
     “VDRs” has the meaning specified in Section 7.8(a).
     “Verified Value” has the meaning specified in Section 1.6(a)(i).
[Signatures begin on the following page]

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.

FORESTAR (USA) REAL ESTATE GROUP INC.
By:	/s/ J.M. DeCosmo
J.M. DeCosmo
President & CEO

HANCOCK NATURAL RESOURCE GROUP, INC.
By:	/s/ Daniel P. Christensen
Daniel P. Christensen
President & CEO

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